UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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FOUNDATION COAL HOLDINGS, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

TO BE HELD May 22, 2008

FOUNDATION COAL HOLDINGS, INC.

999 Corporate Boulevard, Suite 300

Linthicum Heights, MD 21090-2227

To the Stockholders of Foundation Coal Holdings, Inc.:

NOTICE IS HEREBY GIVEN that Foundation Coal Holdings, Inc.’s (“Foundation” or the “Company”) 2008 Annual Meeting of Stockholders will be held at 10:00 AM on Thursday, May 22, 2008, at the Westin Baltimore Washington Airport, 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090 (the “Annual Meeting”). The terms “Foundation” “the Company” “we” “our” “us” and similar terms refer to Foundation Coal Holdings, Inc. and its consolidated subsidiaries.

At the meeting, we will ask stockholders to:

1.	Elect eight directors for a term of one year;

2.	Ratify Ernst & Young LLP as Foundation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008;

3.	Approve the Amended and Restated 2004 Stock Incentive Plan;

4.	Approve the 2008 Annual Incentive Performance Plan;

5.	Any other matters that properly come before the meeting, including stockholder proposals. The board of directors knows of one stockholder proposal that may be presented.

We plan a brief business meeting focused on these items, we will attend to any other proper business that may arise and we will offer reasonable time for your comments and questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, 3, AND 4 AND AGAINST PROPOSAL 5. These proposals are further described in the proxy statement.

Only Foundation Stockholders of record at the close of business on March 26, 2008 are entitled to notice of and to vote at the meeting and any adjournment of it. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at Foundation’s corporate offices located at 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By order of the Board of Directors,

James F. Roberts

Chairman of the Board of Directors

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PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS OF

FOUNDATION COAL HOLDINGS, INC. TO BE HELD ON

MAY 22, 2008

GENERAL INFORMATION ABOUT FOUNDATION’S ANNUAL MEETING

Foundation Coal Holdings, Inc. (“Foundation”) intends to mail this proxy statement, proxy card and Foundation’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 to all stockholders entitled to vote at the Annual Meeting on or about April 11, 2008. The Annual Meeting will be held on Thursday, May 22, 2008, at 10:00 AM at the Westin Baltimore Washington Airport, 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090. Directions to the meeting are at the back of this proxy statement.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record Foundation common stock as of the close of business on March 26, 2008 is entitled to one vote per share owned. There were 45,161,112 shares outstanding on that date.

Who is soliciting my proxy to vote my shares?

Foundation’s board of directors is soliciting your “proxy”, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 22, 2008 meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

Foundation is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Foundation’s directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, Foundation has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $6,500. Foundation will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Foundation common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and Foundation’s Certificate of Incorporation and Bylaws govern the vote on each proposal. The board of directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors’ recommendations and approval requirements are as follows:

PROPOSAL 1. ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight directors. The board of directors has nominated eight people as directors, each of whom is currently serving as a director of Foundation.

You may vote in favor of all the nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

MAJORITY VOTE POLICY

If a nominee in an uncontested election does not receive a majority of votes cast at any meeting for the election of directors, our corporate governance practices and policies requires the nominee to tender his or her resignation following certification of the stockholder vote.

The nominating and corporate governance committee is required to make recommendations to the board with respect to any such letter of resignation. The board is required to take action with respect to this recommendation and to publicly disclose their decision. Our policy regarding election of directors by a majority vote, is incorporated into our our corporate governance practices and policies.

The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP

The second proposal item to be voted on is to ratify Ernst & Young LLP as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The third proposal item to be voted on is to approve the Amended and Restated 2004 Stock Incentive Plan.

You are being asked to approve the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan has been in place since our initial public offering in 2004 and no additional shares are being added to the plan as part of the amendments. The purposes of the amendments are primarily to allow the 2004 Plan to provide for performance based incentives in a manner that preserves, for tax purposes, Foundation’s ability to deduct the compensation awarded under the 2004 Plan. The amendments to the 2004 Plan are also designed to ensure that awards under the 2004 Plan will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A of the Internal Revenue Code, and to provide that fair market value of awards granted after the amendment and restatement of the 2004 Plan shall be the closing selling price of Foundation’s common stock on the date of the award.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends a vote FOR the approval of the Amended and Restated 2004 Stock Incentive Plan.

PROPOSAL 4. APPROVAL OF THE 2008 ANNUAL INCENTIVE PERFORMANCE PLAN

The fourth proposal item to be voted on is to approve the 2008 Annual Incentive Performance Plan.

You are being asked to approve the 2008 Annual Incentive Performance Plan (the “2008 Plan”). The 2008 Plan is written to reflect the methodology historically used by Foundation to award annual cash incentives in the form of a bonus based on performance. The 2008 Plan has been drafted to provide for performance incentives in a manner that preserves, for tax purposes, Foundation’s ability to deduct the compensation awarded under the 2008 Plan. Under the 2008 Plan, the compensation committee is authorized to award annual incentive compensation that is conditioned upon achievement of performance targets. The plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations. The 2008 Plan is also designed to ensure that awards under the 2008 Plan will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A of the Internal Revenue Code.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends a vote FOR the approval of the 2008 Annual Incentive Performance Plan.

PROPOSAL 5. STOCKHOLDER PROPOSAL: CLIMATE CHANGE

The Unitarian Universalist Association of Congregations has notified Foundation that it intends to present a resolution at the Annual Meeting to request the board of directors prepare a report “on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations.” At the time it submitted this proposal, the Unitarian Universalist Association of Congregations was the beneficial owner of 1,510 shares of common stock of Foundation. The board of directors and Foundation accept no responsibility for the proposed resolution and supporting statement. As required by the United States Securities and Exchange Commission’s (“SEC”) rules, the resolution and supporting statement are reproduced in “Proposal Five: Stockholder Proposal Regarding Climate Change.” The board of directors also provides its analysis of why it recommends a vote against the proposal.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The board of directors believes that this proposal is unnecessary and not in the best interests of Foundation.

Accordingly, the board of directors unanimously recommends that you vote AGAINST the foregoing stockholder proposal and the proxies received that do not otherwise specify will be so voted.

The board of directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described in the section entitled “Stockholder Proposals for the 2009 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Foundation common stock?

Each outstanding share of Foundation stock will be entitled to one vote on each matter considered at the meeting.

How do I vote?

You may vote in four different ways:

1.	BY MAIL. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR proposals 1, 2, 3 and 4, and against proposal 5. If any other matters arise during the meeting that require a vote, the representatives will vote based on the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

2.	IN PERSON. You may deliver your completed proxy in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

3.	VIA TELEPHONE. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

4.	VIA INTERNET. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in three different ways:

1.	WRITE TO FOUNDATION’S SECRETARY, GREG A. WALKER, AT 999 CORPORATE BOULEVARD, SUITE 300, LINTHICUM HEIGHTS, MD 21090-2227.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Walker must receive your letter before the Annual Meeting begins.

2.	SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. If you own your shares in “street name” because your broker or other “street” nominee is actually the record owner then you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Foundation’s transfer agent, BNY Mellon Shareowner Services at 1-800-524-4458. We must receive your new proxy card before the Annual Meeting begins.

3.	ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy.

How will proxies be voted if I give my authorization?

The board of directors has selected James F. Roberts, Greg A. Walker, Edythe C. Katz and Sharon J. Fetherhuff, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (a) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES; (b) “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, (c) “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN, (d) “FOR” THE APROVAL OF THE 2008 ANNUAL INCENTIVE PERFORMANCE PLAN, and (e) “AGAINST” THE STOCKHOLDER PROPOSAL ON CLIMATE CHANGE. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the New York Stock Exchange (“NYSE”) Rules, brokers or other “street” nominees have authority to vote on discretionary matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections, approving the appointment of independent registered public accountants, approving the Amended and Restated 2004 Stock Incentive Plan and approving the 2008 Annual Incentive Performance Plan are each discretionary matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from its clients on non-discretionary matters, the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining quorum, but will not be considered in determining the votes necessary for the approval of non-discretionary matters.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the meeting. Final voting results will be published in Foundation’s quarterly report on Form 10-Q for the second quarter of 2008. The report will be filed with the SEC on or about August 11, 2008. You may receive a copy by contacting Foundation investor relations at 410-689-7632, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the internet at www.foundationcoal.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight directors. The board of directors has nominated eight people as directors, each of whom is currently serving as a director of Foundation. The board of directors consists of eight directors with each term expiring at the Annual Meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the board of directors may either reduce its size or designate or not designate a substitute nominee. If the board of directors designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

Nominees for Directors

James F. Roberts (58) is our chairman of the board of directors and chief executive officer. He was appointed to our board of directors in 2004. Prior to his current position, Mr. Roberts had been President and Chief Executive Officer since August 2004. He was President and Chief Executive Officer of RAG American Coal Holding, Inc. from January 1999 to August 2004. Mr. Roberts was President of CoalARBED International Trading from 1981 to 1999, Chief Financial Officer of Leckie Smokeless Coal Company from 1977 to 1981 and Vice President of Finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts is a director of the National Mining Association, where he is also the chairman. In addition, Mr. Roberts is a director of the Center for Energy and Economic Development and a member of the executive committee of the National Coal Council.

William J. Crowley Jr. (62) was appointed to our board of directors in 2004. He serves as chairman of our audit committee and is our audit committee financial expert. Mr. Crowley has recently served as an independent business advisor to various companies. Prior to his retirement in 2002, Mr. Crowley had a 32 year career with Arthur Andersen LLP, of which 16 years were in Baltimore, Maryland, most recently serving for 7 years as Managing Partner of the Baltimore office. Mr. Crowley currently serves as a director and member of the audit committee of Provident Bankshares Corporation and JNL Series Trust. He served as a director and chairman of the audit committee of BioVeris Corporation from May 2004 to June 2007 when the company was acquired.

David I. Foley (40) was appointed to our board of directors in 2004. He serves as the chairman of the compensation committee. He is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, which he joined in 1995. Mr. Foley has been involved in the execution of several of Blackstone’s investments and leads Blackstone’s investment activities in the energy and transportation industries. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. Mr. Foley received a Bachelor and Master of Arts in Economics from Northwestern University and a Master’s Degree in Business Administration from the Harvard Business School. Mr. Foley currently serves as a director of Kosmos Energy Holdings, U. S. Product Investor L.L.C., Allied Waste, Inc. and World Power Holdings GP, Ltd.

P. Michael Giftos (61) was appointed to our board of directors in 2005. Mr. Giftos also serves as a member of the board of directors of Pacer International, Inc. in which he is a member of its compensation committee and chairman of its governance committee. From 1985 to 2004, he served in many executive positions with CSX Corporation and its subsidiaries (“CSX”). From 2000 through 2004, Mr. Giftos served as CSX Transportation’s Executive Vice President and Chief Commercial Officer. He served as Senior Vice President and General Counsel at CSX from 1990 through 2000. From 1985 through 1989 he served as Vice President and General Counsel at CSX. Mr. Giftos received his law degree from the University of Maryland and a Bachelor of Arts in Political Science from George Washington University.

Alex T. Krueger (34) was appointed to our board of directors in 2004. Mr. Krueger is a Managing Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1999. Prior to joining First Reserve Corporation, Mr. Krueger worked in the Energy Group of Donaldson, Lufkin &

Jenrette from 1997 until 1999. Mr. Krueger also serves as a director of Whitehaven Coal Limited (ASX:WHC), an Australian coal production company. Mr. Krueger earned two Bachelor of Science degrees from the University of Pennsylvania, one in Chemical Engineering and one in Finance and Statistics from the Wharton School.

Joel Richards, III (61) is our lead independent director. He was appointed to our board of directors in 2005. He serves as the chairman of the nominating and corporate governance committee. He served as a member of the board of directors of our predecessor, RAG American Coal Holdings, Inc., from 2000 to 2003. He is currently a principal in a management consultant firm. Mr. Richards was Executive Vice President and Chief Administrative Officer with El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996 he served as Senior Vice President Human Resources and Administration at El Paso Natural Gas Company. He was Senior Vice President Finance and Administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that, he held various management and labor relations positions at Burlington Northern, Inc., Union Carbide Corporation and Boise Cascade Corporation. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

Robert C. Scharp (61) was appointed to our board of directors in 2005. He currently serves as chairman of Shell Canada’s Mining Advisory Council. He is also a member of the board of directors of Bucyrus International, Inc. He began his mining career in 1974 with Phelps Dodge Corporation where he served as a mining engineer. From 1975 to 1997, he held a variety of operational and management positions with the Kerr-McGee Corporation, including General Manager of the Jacobs Ranch Mine, General Manager of the Galatia Mine and Vice President Operations, Kerr-McGee Coal Corporation. Mr. Scharp served as President of Kerr-McGee Coal Corporation from 1991 until 1995 and Senior Vice President, Oil and Gas Production for Kerr-McGee Corporation from 1995 until 1997. From 1997 through 2000, Mr. Scharp served as Chief Executive Officer, Shell Coal Pty. Ltd in Brisbane, Australia and then served as Chief Executive Officer of Anglo Coal Australia Pty. Ltd. until 2001. He joined the board of directors of Horizon Natural Resources, Inc. in early 2002, and later that year became Chairman and Acting Chief Executive Officer until his departure in March 2003. That entity filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002. Mr. Scharp graduated from the Colorado School of Mines with an Engineer of Mines degree. He also attended Harvard Business School and completed the Advanced Management Program. Mr. Scharp served 4 years in the U.S. Army and then 19 years in the Army National Guard retiring as a Colonel in 1993.

Thomas V. Shockley, III (63) was appointed to our board of directors in 2006. He retired from American Electric Power Company (“AEP”) in 2004 where he had served as Vice Chairman and Chief Operating Officer. He served on the AEP board of directors from 2000 to 2004. From 1990 until 2000, he held various executive positions at Central and South West Corporation (“CSW”) including board membership beginning from 1991 until CSW was acquired by AEP in 2000. He was Chief Executive Officer of Central Power and Light Co. (“CPL” a CSW subsidiary) from 1987 to 1990. Prior to 1987, Mr. Shockley’s experiences included senior level responsibilities at CPL and with several energy companies engaged in the marketing and transporting of natural gas and the production and marketing of coal. Mr. Shockley earned a BSEE from Texas A&M University-Kingsville and a MSEE from The University of Texas-Austin. He completed the Harvard Advanced Management Program and The University of Michigan Utility Regulation Program. He serves on advisory councils at The University of Texas (Engineering and Natural Science) and the Board of Visitors at Southwestern University.

The board of directors unanimously recommends that you vote FOR each director nominee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal item to be voted on is to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The audit committee has recommended, and the board of directors has approved, Ernst & Young LLP to act as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The board of directors has directed that such appointment be submitted to Foundation’s stockholders for ratification at the Annual Meeting. Ernst & Young LLP was Foundation’s independent registered public accounting firm for the fiscal year ended December 31, 2007.

Stockholder ratification of the appointment of Ernst & Young LLP as Foundation’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the board of directors will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the appointment is ratified, the board of directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2008 fiscal year if the board of directors determines that such a change would be in the best interests of Foundation and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The board of directors unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

PROPOSAL THREE

APPROVE THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The third proposal item to be voted on is to approve the Amended and Restated 2004 Stock Incentive Plan.

You are being asked to approve the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan” as defined for purposes of this section only). The purpose of this amendment is to allow the 2004 Plan to provide for performance incentives in a manner that preserves, for tax purposes, Foundation’s ability to deduct the compensation awarded under the 2004 Plan. Under the 2004 Plan, the compensation committee is authorized to award nonqualified and incentive stock options (within the meaning of Section 422(b) of the Internal Revenue Code), stock appreciation right, awards of shares, rights to purchase shares, awards of restricted shares, restricted stock units (“RSU”) and awards of phantom stock units whose vesting is conditioned on achievement of performance targets or passage of time. The 2004 Plan is being amended to structure it to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations. The board of directors is not seeking approval to increase the shares available under the 2004 Plan or to make any other major change to the 2004 Plan.

The board of directors is recommending that stockholders approve amendments to the 2004 Plan to allow the compensation committee to choose from a wide range of measures in establishing performance targets under the 2004 Plan and that allow the compensation committee to allocate awards under the 2004 Plan flexibly among plan participants.

The amendments include the following performance measures: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, production or earnings before interest, taxes and depreciation margin; (xv) safety performance; (xvi) common stock price or total stockholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. The compensation committee believes that the additions provide it flexibility to make awards that reward achievement of Foundation’s strategic goals and are consistent with its compensation philosophy previously described in “Compensation Discussion and Analysis.”

The compensation committee also recommends amendments to the 2004 Plan designed to ensure that awards under the 2004 Plan will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A of the Internal Revenue Code.

The compensation committee also recommends amendments to the 2004 Plan to provide that fair market value of awards granted after the amendment and restatement of the 2004 Plan shall be the closing selling price on the NYSE of Foundation’s common stock on the date of the award.

The board of directors unanimously recommends that the stockholders approve the terms of the 2004 Plan. The affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the terms of the 2004 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under “Voting and Proxy Procedure—How Votes are Counted”) will be considered entitled to vote on this item, and therefore will be counted in determining the number of shares necessary for approval.

The material terms of the 2004 Plan are described below and the 2004 Plan as amended and restated is attached to this proxy statement as Annex A. Prior to our initial public offering, the board of directors and stockholders approved the adoption of the 2004 Stock Incentive Plan on August 10, 2004 and September 9, 2004, respectively. The 2004 Plan was described in our initial public offering prospectus dated December 8, 2004. The 2004 Plan was previously amended for an immaterial administrative matter on December 14, 2006. The 2004 Plan has a ten-year term, ending on August 10, 2014. Option repricing is not permitted under the 2004 Plan. Foundation has not increased the shares available under the 2004 Plan since it was originally adopted.

Administration. The 2004 Plan is administered by the compensation committee. The 2004 Plan may from time to time be amended or terminated, in whole or in part, by the board of directors or the compensation committee. No amendment or termination of the 2004 Plan that would diminish any of the rights of a participant may be made without the prior written consent of the participant; however the compensation committee may amend the 2004 Plan to permit the granting of awards to meet the requirements of applicable laws.

Eligibility. All employees, consultants, directors, and advisors are eligible to receive awards under the 2004 Plan based on their service to Foundation, their performance and other factors. The compensation committee has the authority to select participants and to determine the amount, type and terms of each award.

Shares Available. The 2004 Plan is limited to a maximum distribution of 5,978,483 shares of Foundation common stock, with a limit of 200,000 shares that may be granted to any one individual in any one calendar year period. As of February 29, 2008, 3,767,287 shares of Foundation common stock had been awarded under the 2004 Plan, leaving a total of 2,211,196 shares of Foundation common stock available for grants under the 2004 Plan. Foundation has not increased the shares of Foundation common stock available under the 2004 Plan since it was originally adopted.

Grants Under the 2004 Plan.

Stock Options. A stock option represents the right to purchase a share of Foundation common stock at a predetermined exercise price. Stock options granted under the 2004 Plan may be in the form of incentive stock options (“ISOs”) or nonqualified stock options, as determined in the discretion of the compensation committee. The option price shall be determined by the compensation committee but in no event shall the option price be less than the fair market value of Foundation common stock on the date of grant. The terms of each stock option, including the number of shares of Foundation common stock, exercise price, vesting period and option duration, will be set forth in an award agreement. In no event will a stock option be exercisable prior to the first anniversary of the date of grant and after the tenth anniversary of the date of grant. Stock options may be exercised, in whole or in part, by payment in full of the exercise price in cash or in the form of shares of Foundation common stock already owned by the participant or through a broker cashless exercise program.

Stock Appreciation Rights. A stock appreciation right (“SAR”) represents the right to receive a payment, in cash, shares of Foundation common stock, or both (as determined by the compensation committee), equal to the spread value (the excess of the fair market value of Foundation common stock on the date the SAR is exercised over the grant price of the SAR). The grant price of a SAR shall be no less than the fair market value of Foundation common stock on the date of grant. The compensation committee may grant SARs either singly or in combination with other awards under the 2004 Plan.

Other Stock-Based Awards. The compensation committee may grant awards of shares, rights to purchase shares of Foundation common stock, awards of restricted shares of Foundation common stock, awards of phantom stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of Foundation common stock, on such terms and conditions it determines in its discretion. The other stock-based awards may be in addition to other awards under the 2004 Plan.

Change In Control. In the event of a change in control, as defined in the 2004 Plan, the compensation committee may, in its sole discretion, provide for the (i) termination of an award upon the consummation of the change in control, but only if such award has vested and been paid out or the participant has been permitted to exercise the option in full for a period of not less than 30 days prior to the change in control, (ii) acceleration of all or any portion of an award, (iii) payment of an amount (in cash or, in the discretion of the compensation committee, in the form of consideration paid to Foundation stockholders in connection with such change in control) in exchange for the cancellation of an award, which, in the case of options and SARs, shall equal the excess, if any, of the fair market value of the shares of Foundation common stock subject to such options or SARs over the aggregate option price or grant price, and/or (iv) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.

Performance-Based Awards. Any award granted under the 2004 Plan may be conditioned on the attainment of one or more performance goals over a specified performance cycle. If the compensation committee intends that an award made to a “covered employee” (generally the chief executive officer and the four most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, then the performance goals will be based on one or more of the criteria described above.

U.S. Federal Income Tax Consequences . The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2004 Plan.

Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or a deduction for Foundation. The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for Foundation measured by the difference between the option price and the fair market value of the shares of Foundation common stock received at the time of exercise. Income tax withholding would be required. The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares of Foundation common stock within two years after the date of grant or one year after the transfer of shares of Foundation common stock upon exercise and (ii) is an employee of Foundation or a subsidiary of Foundation from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and Foundation would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the grantee disposes of the shares of Foundation common stock prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and Foundation would be entitled to a deduction equal to the lesser of the fair market value of the shares of Foundation common stock on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

SARs. The grant of a SAR would not result in income for the grantee or a deduction for Foundation. Upon the exercise of a SAR, the grantee would recognize ordinary income and Foundation would be entitled to a deduction measured by the fair market value of the shares of Foundation common stock plus any cash received. Income tax withholding would be required.

Other Stock-Based Awards. If other awards are in the nature of shares of Foundation common stock (as opposed to phantom stock), such awards generally would be taxable as ordinary income equal to the aggregate fair market value of shares of Foundation common stock when the grant is not subject to a substantial risk of forfeiture. If in the form of phantom stock, the award generally would be taxable as ordinary income equal to the aggregate fair market value when convertible to cash or shares that are not subject to a substantial risk of forfeiture. In all events, Foundation would be entitled to a deduction in an amount equal to the amount included in the grantee’s income.

Other Tax Considerations. Internal Revenue Code Section 162(m) places a $1,000,000 annual limit on the deductibility by Foundation of compensation paid to covered employees (as described above). The limit, however, does not apply to “qualified performance-based compensation.”

State and local tax consequences may in some cases differ from the federal tax consequences.

The foregoing summary of the income tax consequences in respect of the 2004 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

New Plan Benefits

Because benefits under the 2004 Plan will depend on the discretion of the compensation committee and the fair market value of shares of Foundation common stock at various future dates, it is not possible to determine the benefits that will be received if the 2004 Plan is approved by stockholders. The table below shows benefits under the 2004 Plan for the year ended December 31, 2007 received by or allocated to the executive officers named on the “Summary Compensation Table,” all elected officers as a group, all non-employee directors as a group and all other employees as a group.

Name and Principal Position	Dollar Value ($)	Number of Units
James F. Roberts	—	—
Chief Executive Officer

Frank J. Wood	—	—
Senior Vice President and Chief Financial Officer

Kurt D. Kost	1,500,078	36,392	(1)
President and Chief Operating Officer

James J. Bryja	—	—
Senior Vice President

A. Scott Pack	—	—
Senior Vice President, Sales and Marketing

Executive Group		1,681,838	(2)

Non-Executive Director Group		20,100	(3)

Non-Executive Officer Employee Group		335,160	(4)

(1)	Consists of 25,472 performance-based RSUs and 10,920 time-based RSUs. For more information, see the discussion under the “Grants of Plan-Based Awards” table.
(2)	Consists of 101,304 performance-based RSUs; 37,260 time-based RSUs and 1,543,274 stock options.
(3)	Consists of 20,100 shares of time-based restricted stock.
(4)	Consists of 294,060 performance-based RSUs; 41,100 time-based RSUs.

If the stockholders fail to approve this plan at the Annual Meeting, the 2004 Plan will not qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code and will be void.

The board of directors unanimously recommends that you vote “FOR” approval of the Amended and Restated 2004 Stock Incentive Plan.

PROPOSAL FOUR

APPROVE THE 2008 ANNUAL INCENTIVE PERFORMANCE PLAN

The fourth proposal item to be voted on is to approve the 2008 Annual Incentive Performance Plan.

You are being asked to approve the 2008 Annual Incentive Performance Plan (the “2008 Plan” as defined for purposes of this section only) to allow the 2008 Plan to provide for performance incentives in a manner that preserves, for tax purposes, Foundation’s ability to deduct the compensation awarded under the 2008 Plan. Under the 2008 Plan, the compensation committee is authorized to award annual incentive compensation that is conditioned upon achievement of performance targets. The 2008 Plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations. The 2008 Plan reflects the type of performance criteria historically employed by the compensation committee to award annual cash incentives in the form of a bonus based on performance.

The board of directors unanimously recommends that the stockholders approve the terms of the 2008 Plan. The affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the terms of the 2008 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under “Voting and Proxy Procedure—How Votes are Counted”) will be considered entitled to vote on this item, and therefore will be counted in determining the number of shares necessary for approval.

The material terms of the 2008 Plan are described below and the 2008 Plan is attached to this proxy statement as Annex B.

The 2008 Plan is administered by the compensation committee. The 2008 Plan provides performance-based incentive compensation to employees and officers based on their service to Foundation, their performance and other factors with respect to a performance period, which is Foundation’s fiscal year. The compensation committee will specify the performance goals applicable to each award. The 2008 Plan has a ten-year term, ending on March 8, 2018. The 2008 Plan is limited to a maximum distribution of a limit of $10 million that may be awarded to any one individual in any one calendar year period. The 2008 Plan may from time to time be amended, suspended or terminated, in whole or in part, by the board of directors or the compensation committee. No amendment of the 2008 Plan that would diminish any of the rights of a participant may be made without the prior written consent of the participant. Additionally, no amendment that requires shareholder approval in order for the 2008 Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.

The 2008 Plan includes the following performance measures: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, production or earnings before interest, taxes and depreciation margin; (xv) safety performance; (xvi) common stock price or total stockholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. The compensation committee believes that the performance measures provide it flexibility to make awards that reward achievement of Foundation’s strategic goals and are consistent with its compensation philosophy discussed later in the “Compensation Discussion and Analysis.”

The 2008 Plan is designed to ensure that awards under the plan will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A of the Internal Revenue Code.

The amounts that will be received under the 2008 Plan are not determinable. The amounts which would have been received under the 2008 Plan for the last completed fiscal year if the 2008 Plan had been in effect are set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”

The board or directors unanimously recommends that you vote FOR approval of the 2008 Annual Incentive Performance Plan.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING CLIMATE CHANGE

What is The Proposal?

The Unitarian Universalist Association of Congregations has notified Foundation that it intends to present the following resolution at the Annual Meeting. At the time it submitted this proposal, the Unitarian Universalist Association of Congregations was the beneficial owner of 1,510 shares of common stock of Foundation. The board of directors and Foundation accept no responsibility for the proposed resolution and supporting statement. As required by SEC rules, the resolution and supporting statement are reproduced below verbatim. A shareholder submitting a proposal must appear personally or by proxy at the meeting to present the proposal for consideration. Approval of the shareholder proposal requires the affirmative vote of a majority of the shares of Foundation’s common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting.

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all greenhouse gas emissions generated by fossil fuels in the U.S.

Seventeen U.S. states have established statewide emissions reduction goals and a majority of U.S. states have entered into regional initiatives to reduce emissions. Two such initiatives are the Western Climate

Initiative, a six-state collaboration with an emissions reduction goal of 15% below 2005 levels by 2020; and the Regional Greenhouse Gas Initiative, involving nine northeastern states that aim to reduce carbon dioxide emissions from power plants by 10% between 2009 and 2019. As of September 2007, the U.S. Senate is considering at least seven proposals calling for a national cap-and-trade system to regulate and reduce greenhouse gas emissions.

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of Coal-fired generation have vaporized, while clean coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce greenhouse gas emissions.

RESOLVED: Shareholders request a report reviewed by a board committee of independent directors on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations. The report should be provided by September 1, 2008 at a reasonable cost and omit proprietary information.

What Does the Board of Directors Recommend and Why?

The board of directors unanimously recommends that you vote AGAINST this proposal and proxies received that do not otherwise specify will be so voted.

The proponents express a concern over climate change and ask for a report to be prepared “on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations.” Substantially similar proposals have been submitted by other organizations to other public companies for the 2008 proxy season. Under Securities Exchange Act Rule 14a-8(i)(7), the SEC has issued a “no action letter” supporting a decision not to include a substantially similar proposal in the proxy as it relates to ordinary business operations (i.e., evaluation of risk). Rather than seeking a “no action letter” from the SEC, Foundation chose to enter into a dialogue with the Unitarian Universalist Association of Congregations, but the organization has decided not to withdraw the proposal. The board of directors does not believe that engaging in the requested study at this time will provide any meaningful benefits to its shareholders, will be time consuming and costly, and thus recommends a vote against this shareholder proposal.

With respect to the issue of global warming, a great deal of scientific research continues to be conducted in order to segregate natural variations in climatic conditions from those variations caused by human activity. Combustion of all fossil fuels including coal, oil and natural gas emit carbon dioxide. Many other commercial and other activities emit gasses which have greenhouse effects. As the remedies for the impacts of human activity on the global climate will need a “global” response, the response should be addressed by governmental entities and not on an individual entity basis. Possible regulatory schemes to address greenhouse gas emissions are being discussed by government at the local, state, federal and international levels. Until a clear regulatory scheme develops, a specific corporate response is difficult to craft and implement. Moreover, Foundation and its affiliates do not operate power plants or other facilities which consume coal. As such, they are not in a position to install systems which may some day be proven technically feasible and commercially proven so as to capture and sequester carbon dioxide emitted while burning coal, oil or natural gas. Such systems do not exist today. Even so, since its initial public offering Foundation has regularly addressed in its Annual Report on Form 10-K risks to its performance associated with potential regulation of carbon dioxide and other emissions to address climate change concerns. While this regulatory framework develops, Foundation has moved forward in several meaningful fronts.

Our Chairman and Chief Executive Officer is also the chairman of the National Mining Association. Under his leadership, in 2007 the National Mining Association adopted Climate Change Principles. We support these principles which do not deny climate change concerns. Rather, they support a global effort of accelerated funding and development of carbon capture and sequestration technologies from all sources of greenhouse gasses. These principles make recommendations to support balancing economic, environmental, energy security and social considerations as regulators seek to address climate change.

Foundation is an original member of the FutureGen Industrial Alliance, Inc. and has taken a leading role in its development through funding and dedication of executive time. This alliance is a non-profit organization comprised of electric utilities and mining companies based around the globe. It has been working to design, build and operate the world’s first near-zero emission, coal-fired power plant. Foundation’s financial contributions to this effort of over $1.1 million are on a non-profit basis and no future revenues, dividends, or other direct benefits will be obtained. The alliance and the U.S. Department of Energy have together spent over $40 million on this program. The alliance continues to work with Congress to maintain funding for this project which has completed a conceptual design report, preliminary cost estimates, an environmental impact statement and a final site selection.

Foundation’s affiliated operations in northern Appalachia mine coal seams which contain methane. Historically, this methane has been released during mining and vented to the atmosphere. Methane is believed to have an impact on global warming more than twenty times greater than an equal quantity of carbon dioxide. In 2003, Foundation formed a subsidiary to investigate the techniques for extracting and capturing methane in advance of mining so the methane can be sold commercially and its impact on the environment drastically reduced. Through 2007, the venture had invested over $17 million in capital developing this project and the applicable technology. Through calendar year 2007, this program has recovered and commercialized over 2.4 billion cubic feet of methane which would have otherwise been vented to the atmosphere. This quantity of methane equates to approximately 851,000 tons of carbon dioxide. This quantity of carbon dioxide is equivalent to eliminating the emissions from 214,000 automobiles for a year, or planting 290,000 acres of trees.

Based on the foregoing factors, board of directors does not believe that engaging in the requested study will provide any meaningful benefits to its shareholders and recommends a vote against this shareholder proposal.

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to Foundation will be voted in accordance with the recommendation of the board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for the 2009 annual meeting, Foundation must receive proposals no later than December 19, 2008.

Pursuant to Foundation’s Bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. Foundation’s Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to Foundation not less than close of business on the 90th day prior to the anniversary date of the date on which Foundation first mailed its proxy materials for the preceding year’s annual meeting nor more than the close of business on the 120th day prior to the anniversary date of the date on which Foundation first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2009 annual meeting, proposals for inclusion in the proxy statement must be received by Foundation between December 19, 2008 and January 19, 2009. In the event the date of the 2009 annual meeting is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2009 annual meeting nor later than the close of business on the 90th day prior to the 2009 annual meeting or the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made. However, if the number of directors to be elected to the board of directors is increased and there is no public announcement by Foundation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary by the close of business on the 10th day following the date on which such public announcement is first made by Foundation. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

In determining director independence, Foundation employs the standards set forth in the NYSE listed company manual. The independence standard in the NYSE rules requires that the director (or a member of his immediate family) is not an affiliate of or does not otherwise have a material relationship with Foundation, and that for the last three years:

•	Was not an employee of Foundation (and no immediate family member was an executive officer of Foundation).

•	Did not receive more than $100,000 per year in compensation from Foundation (other than for director and committee fees, pensions, or other deferred compensation from prior service).

•	Was not employed by or affiliated with a present or former internal or external auditor of Foundation.

•	Has not been employed as an executive officer by any company whose compensation committee includes an executive officer of Foundation.

•

Was not a current employee or executive officer (and no immediate family member was an executive officer) of another company that (in any single fiscal year) made payments to, or received payments from, Foundation for property or services in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

Applying the NYSE independence standard, the board of directors has concluded that Messrs. Crowley, Richards, Giftos, Scharp, Shockley, Krueger and Foley are independent and that Mr. Roberts is not independent.

Independence Considerations

Mr. Scharp also serves on the board of directors of Bucyrus International, Inc. Foundation purchases equipment as well as repair and maintenance services from Bucyrus and its affiliates. Foundation has conducted business with Bucyrus and its affiliates on a continual basis since its Powder River Basin mines opened in 1972.

In May 2007, Bucyrus Inc. acquired DBT GmbH (“DBT”). Foundation has purchased a portion of its longwall mining equipment for its underground mines, along with related repair parts and services from DBT or its predecessors for decades.

The same procedures for procuring equipment and services from similar unaffiliated parties are employed in all of Foundation’s transactions with Bucyrus and DBT. There is no involvement by Mr. Scharp in Foundation’s final decision to purchase from Bucyrus or DBT.

Management believes that the transactions with Bucyrus and DBT were, and continue to be, conducted on an arm’s length basis consistent with the terms existing among similar unaffiliated parties. The board of directors considered Foundation’s business relationship with Bucyrus and DBT and determined that Mr. Scharp is independent.

Stock Ownership Guidelines

Under the Company’s share ownership guidelines, the chief executive officer is encouraged to acquire and retain Foundation common stock having a value equal to at least four times his or her base salary. Other named executive officers are encouraged to acquire and retain Foundation common stock having a value equal to at least two times their base salary. All such executives are encouraged to meet these ownership levels by the later of December 13, 2012 or five years after assuming their executive positions.

Also under the Foundation’s share ownership guidelines for directors, directors are encouraged to acquire and retain Foundation common stock having a value equal to at least three times their annual retainer. Directors are encouraged to meet these ownership levels by the later of December 12, 2012 or five years after joining board of directors.

The Board of Directors and its Committees

The board of directors held four meetings in 2007, either in person or by telephone. Each director attended at least 75% of all the board of directors and applicable committee meetings during 2007. Under Foundation’s corporate governance practices and policies, a copy of which is available at www.foundationcoal.com or upon written request at no cost, directors are encouraged to attend stockholder meetings. Seven directors attended the 2007 Annual Meeting of Stockholders. Foundation has scheduled one of its quarterly board of directors meetings on the same date as the Annual Meeting. In connection with each of the quarterly board of directors meetings, the non-management directors will meet in executive session without any employee directors or members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Lead Independent Director

The lead independent director has been given the following duties and powers:

•	Preside at all meetings of the board of directors at which the chairman is not present, including executive sessions of non-management directors;

•	Serve as a liaison between the chairman and the non-management directors;

•	Review information sent to the board of directors and recommend to the chairman additional information which should be made available to the board of directors;

•	Review meeting agendas and recommend to the chairman additional agenda items for meetings of the board of directors;

•	Review meeting frequency and duration and recommend to the chairman additional meetings to ensure there is sufficient time for discussion of all agenda items;

•	Call meetings of the non-management directors; and

•	If requested by major stockholders, be available for consultations and direct communication.

Committee Membership

NAME	AUDIT COMMITTEE		COMPENSATION COMMITTEE		NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
William J. Crowley, Jr.	X	(1)			X
David I. Foley			X	(1)
P. Michael Giftos	X		X	(2)	X
Alex T. Krueger			X	(3)
Joel Richards, III*			X		X	(1)
Robert C. Scharp	X				X
Thomas V. Shockley, III	X		X	(4)

*	Lead independent director appointed April 1, 2006
(1)	Committee chairman
(2)	Resigned as member of committee on April 15, 2007

(3)	Appointed as member of committee on January 1, 2008
(4)	Appointed as member of committee on April 15, 2007

The standing board of directors committees and the number of meetings they held in 2007 were as follows:

Board Committee	No. of Meetings Held
Audit Committee	7
Compensation Committee	5
Nominating and Corporate Governance Committee	5

Each of the audit, compensation and nominating and corporate governance committees have adopted a charter. Stockholders may obtain a copy of each charter on Foundation’s website at www.foundationcoal.com, or upon written request at no cost. The Audit Committee Charter is attached hereto as Annex C.

The principal responsibilities and functions of the standing board of directors committees are as follows:

Audit Committee

Our audit committee currently consists of William J. Crowley, Jr., P. Michael Giftos, Robert C. Scharp and Thomas V. Shockley, III. William J. Crowley, Jr. is our audit committee “financial expert” as such term is defined in Item 401(d)(5)(ii) of Regulation S-K. The audit committee is responsible for (a) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor; (b) approving the overall scope of the audit; (c) assisting the board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements; (d) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm; (e) discussing the annual audited financial and quarterly statements with management and the independent auditor; (f) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (g) discussing policies with respect to risk assessment and risk management; (h) meeting separately, periodically, with management, internal auditors and the independent auditor; (i) reviewing with the independent auditor any audit problems or difficulties and managements’ response; (j) setting clear hiring policies for employees or former employees of the independent auditors; (k) annually reviewing the adequacy of the audit committee’s written charter; (l) establishing procedures for the receipt and monitoring of complaints received by Foundation (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters; (m) handling such other matters that are specifically delegated to the audit committee by the board from time to time; (n) reporting regularly to the full board; and (o) conducting an annual evaluation of its performance.

The board of directors has concluded that all members of the audit committee are independent within the meaning of the Sarbanes-Oxley Act and the NYSE independence standard.

In addition to Foundation’s audit committee, Mr. Crowley served as a director and member of the audit committee of BioVeris Corporation until June 2007. He currently serves as a director and member of the audit committee of Provident Bankshares Corporation and JNL Series Trust. The board determined that such simultaneous service will not impair the ability of Mr. Crowley to effectively serve on Foundation’s audit committee.

Compensation Committee

During 2007, our compensation committee consisted of David I. Foley, Joel Richards, III, P. Michael Giftos and Thomas V. Shockley. Mr. Giftos resigned from the compensation committee effective April 15, 2007.

Thomas V. Shockley, III was appointed to the compensation committee effective April 15, 2007. Alex T. Krueger was appointed to the compensation committee effective January 1, 2008. The compensation committee is responsible for discharging the responsibilities of the board of directors with respect to Foundation and its subsidiaries’ compensation programs, including the compensation of key employees, executives and the board of directors. The compensation committee is responsible for (a) administering long-term incentive and stock plans of Foundation and its subsidiaries; (b) reviewing the overall executive compensation philosophy of Foundation and its subsidiaries and their total compensation program including welfare benefit plans and programs and savings and retirement plans and programs; (c) reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation, including annual performance targets; (d) evaluating the performance of the chief executive officer and other executive officers in light of the corporate goals and performance targets and, based on such evaluation, determining and approving the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the chief executive officer and other executive officers; (e) reviewing and making recommendations to the board of directors regarding the director compensation program; (f) preparing and making recommendations and periodic reports on its activities to the board of directors; (g) preparing the “Compensation Discussion and Analysis” and the Report of the compensation committee on executive compensation for inclusion in Foundation’s proxy statement as required by the SEC; (h) reviewing and approving employment contracts and other similar arrangements between Foundation and its executive officers; (i) approving the appointment and removal of trustees and investment managers for pension fund assets; (j) retaining consultants to advise the committee on executive compensation practices and policies and other benefits matters; and (k) handling such other matters that are specifically delegated to the compensation committee by the board of directors.

The board of directors has determined that the members of the compensation committee are independent within the meaning of the applicable NYSE independence standards and the rules of the SEC.

The compensation committee retained the services of the Philadelphia office of Mercer HR Consulting to act as its independent compensation consultant and Skadden, Arps, Slate, Meagher and Flom, LLP to act as its legal counsel.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Joel Richards, III, William J. Crowley, Jr., P. Michael Giftos and Robert C. Scharp. The nominating and corporate governance committee is responsible for (a) developing and recommending criteria for selecting new directors; (b) screening and recommending to the board of directors individuals qualified to become executive officers; (c) overseeing evaluations of management and the board of directors, its members and committees of the board of directors; (d) periodic reviewing of the charter and composition of each committee of the board of directors; (e) reviewing the adequacy of our Certificate of Incorporation and Bylaws; (f) developing and recommending to the board of directors corporate governance practices and policies; (g) overseeing and approving the management continuity process; (h) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time; and (i) reporting regularly to the full board of directors.

Prospective director nominees are identified through the contacts of the chairman of the board of directors, other directors or members of senior management. The nominating and corporate governance committee has, from time to time, also engaged the services of a fee-based third party to identify and evaluate prospective nominees. When a prospective director nominee has been identified, the nominating and corporate governance committee makes an initial determination through information provided to the nominating and corporate governance committee and information supplemented by the nominating and corporate governance committee through its own inquiries. The nominating and corporate governance committee will evaluate director nominees, including nominees that are submitted to Foundation by a stockholder, taking into consideration certain criteria, including issues of industry knowledge and experience, the current composition of the board of directors, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing and educational and professional background. In addition, directors must have time available to devote to board of directors’ activities and the ability to work collegially. At all times, at least one member of the board of directors must meet the definition of “financial expert” as such term is defined in Item 401(d)(5)(ii) of Regulation S-K and serve on Foundation’s audit committee.

After the nominating and corporate governance committee has identified a prospective nominee, it makes an initial evaluation through interviews and possible reference checks. Each prospective nominee is also provided with a questionnaire to complete and return to the nominating and corporate governance committee. Based on interviews, references and responses to the questionnaire, the nominating and corporate governance committee then determines whether it should extend an invitation to the prospective nominee and ultimately recommend nomination to the board of directors.

In determining whether to recommend a director for re-election, the nominating and corporate governance committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the board of directors.

The board of directors has concluded that members of the nominating and corporate governance committee are independent within the meaning of the applicable NYSE independence standards.

Code of Business Conduct and Ethics

Foundation has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to the employees, officers and directors of Foundation and its subsidiaries. The Code applies to our senior financial employees, including our chief executive officer and chief financial officer. The Code is available on Foundation’s website, www.foundationcoal.com and upon written request at no cost.

Director Compensation

Effective April 1, 2006, each director who is not an employee of Foundation and its subsidiaries receives compensation as follows:

Annual Retainer	$40,000
Chairman of the board of directors	additional $10,000 annually
Lead independent director	additional $10,000 annually
Audit committee chairman	additional $10,000 annually
Other committee chairmen	additional $5,000 annually
Per board of directors meeting	additional $1,500
Per committee meeting	additional $1,500
Initial equity compensation	3,000 shares of restricted stock (1/5 vest each December 31st)
Annual equity compensation	1,500 shares of restricted stock (1/3 vest each December 31st)

During late 2006, the compensation committee asked its independent consultant to review director compensation. The independent consultant recommended two changes. One recommendation involved increasing the compensation committee chairman and nominating and corporate governance committee chairman annual retainer from $2,500 to $5,000, and the other recommendation involved fixing the initial and annual grants based on a total value versus number of shares of restricted stock. At its February 12, 2007 meeting, the compensation committee adopted the recommendation to increase the annual retainer of the two committee chairmen and did not adopt the recommendation fixing the initial and annual grants based on total value versus number of shares of restricted stock. The compensation committee believed this was an appropriate positioning and further believed the increased complexity of the position requirements made the slight increase reasonable. Further, the compensation committee believed its granting of a fixed number of shares of restricted stock was reasonable and decided to maintain the initial and annual equity compensation approach.

In addition, Foundation reimburses directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other Foundation business related expenses.

The following table shows, for the fiscal year ended December 31, 2007, the amount of compensation each non-employee director received for annual directors’ fees, annual committee chairman and lead independent director fees, and board and committee meeting attendance fees:

Name	Fees Earned Or Paid in Cash ($)		Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)(1)	(g)(2)	(h)
William J. Crowley, Jr.	74,000	(3)	86,884	1,140	162,024
David I. Foley	58,500	(4)	41,452	780	100,732
P. Michael Giftos	67,000	(5)	57,154	5,860	130,014
Alex T. Krueger	46,000	(6)	40,547	780	87,327
Joel Richards, III	76,000	(7)	68,312	2,060	146,372
Robert C. Scharp	64,000	(8)	57,154	1,060	122,214
Thomas V. Shockley, III	61,000	(9)	40,547	780	102,327

(1)

The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R) of long-term equity awards pursuant to the 2004 Stock Incentive Plan and may include amounts from awards granted in and prior to 2007. Assumptions used in the calculations of these amounts are included in footnote 16 to Foundation’s audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2007, included in Foundation’s annual report on Form 10-K filed with the SEC on February 29, 2008. Each director has the following aggregate number of unvested shares of restricted stock: William J. Crowley, Jr., 3,100 shares; David I. Foley, 2,800 shares; P. Michael Giftos 2,700 shares; Alex T. Krueger, 2,800 shares; Joel Richards, III, 3,200 shares; Robert C. Scharp, 2,700 shares; and Thomas V. Shockley, III, 2,800 shares. The restricted stock for each director is included in the “Security Ownership of Certain Beneficial Owners and Management” table on page 49.

(2)

Dividends paid on unvested restricted stock through December 31, 2007. Also includes $5,000, $1,000 and $200 Political Action Committee company matching contributions for Messrs. Giftos, Richards and Scharp, respectively.

(3)

Includes $40,000 annual directors’ fee, $10,000 annual audit committee chairman fee, and $6,000 board, $10,500 audit committee, and $7,500 nominating and corporate governance committee meeting attendance fees.

(4)	Includes $40,000 annual directors’ fee $5,000 annual compensation committee chairman fee, and $6,000 board and $7,500 compensation committee meeting attendance fees.
(5)

Includes $40,000 annual directors’ fee and $6,000 board, $10,500 audit committee, $3,000 compensation committee (for meetings prior to resignation date of April 15, 2007), and $7,500 nominating and corporate governance committee meeting attendance fees.

(6)	Includes $40,000 annual directors’ fee and $6,000 board meeting attendance fees.
(7)

Includes $40,000 annual directors’ fee, $10,000 annual lead independent director fee, $5,000 annual nominating and corporate governance committee chairman fee, and $6,000 board, $6,500 compensation committee and $7,500 nominating and corporate governance committee meeting attendance fees.

(8)	Includes $40,000 annual directors’ fee and $6,000 board, $10,500 audit committee, and $7,500 nominating and corporate governance committee meeting attendance fees.
(9)	Includes $40,000 annual directors’ fee and $6,000 board, $10,500 audit committee, and $4,500 compensation committee meeting attendance fees.

Stockholder Director Nominations

In accordance with Foundation’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2009 annual meeting only if the secretary of Foundation receives written notice of any such nominations no earlier than December 19, 2008 and no later than January 19, 2009. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of Foundation that are beneficially owned by the stockholder;

•	any material interest of the stockholder;

•	information required by Regulation 14A of the Securities Exchange Act of 1934, as amended;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the stockholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC, and

•	a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

Stockholder and other Interested Parties Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group or an individual director by the following means:

Email:	board@foundationcoal.com
Mail:	Board of Directors
Attn: Corporate Secretary
Foundation Coal Holdings, Inc.
999 Corporate Boulevard, Suite 300
Linthicum Heights, MD 21090

Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the Secretary of Foundation to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the Secretary of Foundation to the chairman of the board of directors or the lead independent director, as appropriate. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.

Foundation did not receive any stockholder recommendations for director nominees to be considered by the nominating and corporate governance committee for the Annual Meeting.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Foundation who are not directors:

James J. Bryja (51) is our Senior Vice President, Operations. Prior to his current position, Mr. Bryja had been Senior Vice President, Eastern Operations of Foundation since August 2004, and of RAG American Coal Holding, Inc. from February 2003 to May 2005. From 1999 through 2001, Mr. Bryja was General Manager of Emerald Coal Resources, LP, one of our subsidiaries, and from September 2001 to March 2003, Mr. Bryja served as President of Pennsylvania Services Corporation, one of our subsidiaries. Mr. Bryja has 27 years of experience in the coal mining industry, with positions in management, engineering and production at Island Creek Corporation/Consolidation Coal Company and U.S. Steel Mining Co. Mr. Bryja earned his Bachelor of Science in Mining Engineering from Pennsylvania State University and his Masters Degree in Business Administration from West Virginia University. Mr. Bryja is a registered professional engineer. Mr. Bryja currently serves as a board member of the Pittsburgh Coal Mining Institute of America and is a member of the Society of Mining Engineers.

Kurt D. Kost (51) is our President and Chief Operating Officer. Prior to his current position, Mr. Kost had been Executive Vice President since June 2007. He was Senior Vice President, Western Operations and Process Management of Foundation from December 2005 until June 2007. From 1980 through 2005, Mr. Kost held various positions in engineering and operations with Foundation Coal Corporation and its predecessor and affiliated companies. From April 2005 to December 2007, Mr. Kost was Vice President of Process Management for Foundation Coal Corporation. From 2001 to 2005 he was President, Foundation Coal West, Inc. He served as General Manager of RAG Coal West, Inc. from 2000 to 2001 and as its General Mine Manager from 1998 to 2000. Mr. Kost is past president of the Society of Mining Engineers, Powder River Basin chapter, was an executive board member of the Wyoming Mine Association, and is a current board member of the Habitat for Humanity, Chesapeake chapter. Mr. Kost earned his Bachelor of Science in Mining Engineering from South Dakota School of Mines and Technology and has completed Harvard Business School’s Advanced Management Program.

James A. Olsen (56) is our Senior Vice President and Chief Information Officer. Prior to his current position, Mr. Olsen had been Senior Vice President of Development and Information Technology of Foundation from 2004 to 2007 and of RAG American Coal Holding, Inc. from 1999 to 2004. From 1993 to 1999, he worked at Cyprus Amax Coal Company as Assistant Controller and later as Vice President of Business Development. From 1975 to 1981, and from 1988 to 1990, he was employed by AMAX Inc. in several positions, including Assistant Controller and Assistant to the Treasurer. Mr. Olsen earned his Bachelor of Arts in Economics from St. Anselm College and his Masters Degree in Business Administration from Boston University.

A. Scott Pack, Jr. (48) is our Senior Vice President, Sales and Marketing. Prior to his current position, Mr. Pack was our Vice President of Sales and Marketing since 2001. Mr. Pack has 23 years of experience in the coal mining industry in which he has held various engineering, sales, transportation and management positions at Enron Global Markets, LLC, Consol Energy Inc., Cannelton Industries, Inc., Maple Meadow Mining Company and New River Co. Mr. Pack earned his Bachelor of Science in Mining Engineering from West Virginia University. Mr. Pack is a member and past president of the Coal Club of Philadelphia. He is also a board member of the New York Coal Trade Association and member of The Traffic Club of Pittsburgh and North Carolina Coal Institute. In addition, Mr. Pack serves on the College of Engineering and Mineral Resources Advisory Committee at West Virginia University.

Michael R. Peelish (46) is our Senior Vice President, Safety and Human Resources. Prior to his current position, Mr. Peelish had been Senior Vice President, Safety and Human Resources of RAG American Coal Holding, Inc. since 1999. From 1995 to 1999, Mr. Peelish was Director, Safety of Cyprus Amax Minerals Company and from 1994 to 1995, was Manager of Regulatory Affairs and Loss Control of Cyprus Amax Coal

Company. From 1989 to 1994, Mr. Peelish was a senior attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company. Mr. Peelish received his law degree from West Virginia University College of Law and his Bachelor of Science in Engineering of Mines from West Virginia University, cum laude.

Greg A. Walker (52) is our Senior Vice President, General Counsel and Secretary. Prior to his current position, Mr. Walker had been Senior Vice President, General Counsel and Secretary of RAG American Coal Holding, Inc. since 1999. He has over 24 years of experience with legal and regulatory issues in the mining industry. He was a senior attorney at Cyprus Amax Minerals Company from 1989 to 1999, affiliated with McGuire, Cornwell & Blakey from 1986 to 1989 and an associate counsel at Mobil Oil Corporation from 1981 to 1986. Mr. Walker received his law degree in 1981 from the University of Florida and his Bachelor of Arts with a major in geology from the University of Pennsylvania in 1978.

Frank J. Wood (55) is our Senior Vice President and Chief Financial Officer. Prior to his current position, Mr. Wood had been Senior Vice President and Chief Financial Officer of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he was Vice President and Controller at Cyprus Amax Coal Company and from 1991 to 1993, he was Vice President of Administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.’s coal and oil and gas subsidiaries. Mr. Wood earned a Bachelor of Business Administration from the College of William and Mary and a Masters Degree in Business Administration from Indiana University.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Committee Members and Compensation Committee Charter

The compensation committee has the responsibility for establishing all components of Foundation’s executive pay and reviewing and approving changes to Foundation’s executive compensation programs. The compensation committee also recommends or reports its decisions to the board of directors regarding all compensation payments to the chief executive officer and the other executive officers, including base salary adjustments, annual incentives, and long-term incentive awards. The compensation committee discharges other responsibilities pertaining to Foundation such as company-wide salary adjustments and overall compensation and benefit policies and plans.

The compensation committee’s charter reflects these responsibilities, and the compensation committee conducted an assessment in December 2007 of its responsibilities, including a review of its charter. While the compensation committee reviews its charter annually, the general counsel reviewed the charter in light of the new SEC regulations and confirmed that the charter met the legal requirements set forth by the new regulations. The compensation committee believes the charter is a sound document that sets forth clearly its role and responsibilities relative to managing the components of compensation for executives, as well as the other responsibilities set forth therein. If the compensation committee desired to revise its charter, it could do so and recommend adoption of the revised charter by the board of directors. Also, the compensation committee utilizes an annual calendar of events to guide and chart its activities. This calendar sets forth the compensation committee duties as established by its charter as well as any statutory or regulatory obligations. This calendar includes major topics such as meetings, compensation philosophy and goals, executive compensation plan, monitoring and administrative activities, reporting and self-evaluation.

The board of directors determines the compensation committee’s membership. The board of directors reviews the attributes of each director to participate on the compensation committee. In so doing, the board of directors has elected members to the compensation committee that have held or currently hold executive human resources position (including working with the compensation committee of a publicly traded company), executive operating positions with a publicly traded company, and director positions with other publicly traded and private companies.

The compensation committee meets at scheduled times during the year typically prior to quarterly board of directors meetings; however, other scheduled meetings are conducted in person or telephonically depending on the work tasks of the compensation committee. The agendas for the compensation committee meetings are initially prepared by the senior vice president, safety and human resources, with input from Foundation’s benefits committee, the chief executive officer, and the compensation committee’s independent consultant. The draft agenda is sent to the chairman of the compensation committee for review, revision and approval. From time to time, the chief executive officer and senior vice president, safety and human resources, are invited to attend compensation committee meetings; however, they do not attend any executive session held by the compensation committee by itself or with its independent consultant or its outside legal counsel. The attendance of these two executives allows the compensation committee to make inquiries into matters for which it is responsible and assists the compensation committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting and the appropriate resolutions document all formal actions taken by the compensation committee. The compensation committee chairman reports on actions and recommendations during the board of directors meetings.

The compensation committee is supported in its work by Foundation’s human resources management and Foundation’s benefits committee. The benefits committee membership includes the senior vice president, safety and human resources, the chief financial officer and the vice president of benefits. In addition, the compensation committee has the authority to engage the services of outside advisors. During 2007, the compensation committee directly engaged the services of Mercer HR Consulting and Skadden, Arps, Slate, Meagher and Flom, LLP to assist it in performing its duties under its charter. For each specific work activity of the compensation consultant, the chairman of the compensation committee is asked to execute an engagement letter setting forth the scope of work. For work activity of Skadden, Arps, Slate, Meagher and Flom, LLP, the compensation committee either directs management to ask for legal assistance on specific issues or is informed of work performed on behalf of the compensation committee by management during the compensation committee meetings. Annually, the compensation committee reviews the expenditures paid to the compensation consultant. For purposes of executive compensation, during 2007 Foundation’s executive management did not retain a compensation consultant or legal counsel to act on management’s behalf.

For the fiscal year ended December 31, 2007, the compensation committee met five times and its activities focused on the following: (1) with the assistance of Mercer HR Consulting, reviewed the key elements of the total direct compensation program for executive officers which did not result in any base salary adjustments for executive officers above the 3.5% annual base salary increase granted to all of the company’s employees except as noted in this paragraph, (2) with the assistance of Mercer HR Consulting, reviewed the key elements of the total compensation for two executive officers relative to succession planning and adjusted the base salary of Messrs. Kost and Bryja and granted restricted stock units to Mr. Kost upon his promotion, (3) reviewed and approved the annual incentive payment levels for the executive management team for 2006 performance, (4) reviewed and approved the accelerated vesting of performance options based on the achievement of performance targets set forth in the non-qualified stock option agreements with executive officers, (5) with the assistance of Mercer HR Consulting, reviewed the director compensation package and made one change to the annual retainer for committee chairmen, (6) established performance targets for the 2007 management incentive plan for non-executive key managers of Foundation, (7) established performance targets for executive management’s annual incentive plan as budgeted EBITDA, (8) approved and adopted the revised Foundation compensation philosophy, (9) approved and adopted a policy statement for the issuance of all equity grants, (10) with the assistance of Mercer HR Consulting, approved and adopted a revised long-term equity strategy for non-executive key managers, and (11) reviewed the status of the discretionary pool of 50,000 restricted stock units to be used by the chief executive officer to grant to non-executive key managers for retention and recruitment purposes.

The compensation committee also approved the 2008 management incentive plan for non-executive key managers. The 2008 management incentive plan is the fourth successive grant to non-executive key managers pursuant to the 2004 Stock Incentive Plan. The compensation committee received input from Foundation’s management and the compensation committee’s independent compensation consultant making several changes to the non-executive key manager equity strategy and implementing this strategy in the plan. Under the plan, the compensation committee awarded restricted stock units to key managers which, subject to achieving certain EBITDA and free cash flow performance criteria, are earned up to one-third on each performance date and ultimately vesting three calendar years from the grant date. The performance criteria aspect of the plan was similar to the three previous plans. The revised plan provides for 60% of the restricted stock units to be performance-based. Also, the revised plan design feature provided for the awarding of time-based restricted stock units in the amount of 40%. Further, these time-based units will vest one-third on each annual performance date for three consecutive years. The compensation committee believes these revised features promote retention while more timely recognizing a key manager’s continued service with Foundation. An executive session was held at the compensation committee’s first meeting in 2007 pertaining to executive officer’s 2006 annual bonus payouts and 2007 salary increases and the results of the session were communicated to the chief executive officer.

The compensation committee requested a compensation assessment from its compensation consultant during the spring of 2007 after the proxy statements of its peer group companies were filed. This specific request was focused on the compensation of several executive managers based on current and future promotion opportunities and organizational changes. Also, the compensation committee requested a full compensation assessment from its compensation consultant prior to its fall meeting which is an activity the compensation committee undertakes annually. The compensation committee delegates this task to the senior vice president, safety and human resources who coordinates with the compensation consultant by providing internal compensation data and information requested by the compensation consultant. The report is directed to the compensation committee. The benefits committee does not make recommendations to the compensation committee in matters related to executive direct cash compensation or executive long-term incentive plan design. Based on the compensation consultant’s work product in the spring and its recommendations, the compensation committee adjusted the base salary of two executive officers. Both of the base salary adjustments were due to promotions of the executive officers based on the compensation consultant’s report and recommendations.

Objectives of Compensation Program and Program Design

Compensation Philosophy

Foundation’s strategy is to establish executive compensation programs that enable Foundation to recruit, retain and motivate a qualified executive management team that is needed to achieve long-term profitability of Foundation and enhance stockholder value. Foundation’s compensation philosophy and program is premised upon the following beliefs:

(1)	Programs will establish performance targets that translate into enhanced stockholder value,

(2)	Programs will align the individual and collective performance of executive management with stockholder value, and

(3)	Total compensation should encourage the achievement of individual and collective company performance targets.

While a written compensation philosophy was in place prior to Foundation’s initial public offering in late 2004, during 2006 the compensation committee reviewed the compensation philosophy. At its February 2007 meeting, the compensation committee approved and adopted the revised compensation philosophy to more specifically reflect the importance of total compensation as it relates to Foundation’s operating and financial performance and the enhancement of stockholder value. After deliberations across several meetings, the compensation committee revised and restated the compensation philosophy as follows:

“We will administer total compensation programs that provide a fair base pay, competitive benefits, and incentive opportunities to achieve the higher paid levels in the industry, provided all such payments are aligned with individual and team performance, Company performance, and value to the stockholder.”

Further, the compensation committee reviewed the entire compensation program that is communicated and explained to the workforce through the corporate and local human resource representative. The compensation philosophy and program is the same for all Foundation employees. The compensation philosophy and program communicate to employees in writing the relationship between Foundation’s vision statement, guiding principles, and Foundation’s operating and financial performance and the various components of compensation such as base pay, at-risk pay, non-monetary compensation, and salary administration.

During 2007, the compensation committee did not approve any new compensation programs for executive officers although it did grant restricted stock units to an executive officer who was promoted. The amount of restricted stock units granted was recommended by the compensation committee’s independent consultant based on the benchmark data of Foundation’s peer group companies (as described below).

The compensation philosophy discusses “fair base pay.” The compensation committee defines fair base pay to mean between the 50th percentile and the 75th percentile of market base pay for comparable positions. The total direct cash compensation of base pay and incentive opportunities should position executive officers towards the higher levels of pay (greater than 75th percentile) as compared to the peer group as mentioned below if performance targets are achieved. While the long-term equity incentives were established at the time of the initial public offering, the objective of these long-term equity awards was to drive stockholder value thus allowing management to receive the upside of stock value appreciation in the event performance targets are achieved. The mix between time and performance options is heavily weighted towards performance (28% time/72% performance). This total compensation approach reiterates the compensation committee’s strong belief in aligning Foundation’s financial performance to the total cash and equity compensation received by management which in turn should drive stockholder value.

The primary components of Foundation’s executive compensation programs are base salary, annual incentive awards, and long-term equity incentive awards. The total compensation achievable should be generally competitive with the compensation comparison group based on relative size of each organization in the comparison as determined by revenue, produced tons, and operational complexity. This group consists of Alpha Natural Resources, Inc., Arch Coal Inc., Alliance Natural Resources, Consol Energy, Inc., Massey Energy Company, Nacco Industries, Peabody Energy Corporation, Teco Energy, Vectren Corp, Walter Industries, and Westmoreland Coal Company. These companies were recommended by the compensation consultant because of their relationship to the coal industry. Also, based on the specific issue being discussed, the compensation consultant will look to general industry data. For instance, in reviewing the long-term incentive plan for non-executive senior managers and in reviewing base salaries for executive managers not listed in the summary compensation tables, the compensation consultant also used general industry data to assure that the compensation committee had ample factual data in order to make its decisions.

Foundation’s financial performance in 2007 met or exceeded budgeted levels of EBITDA (after applying compensation committee discretion), free cash flow, and EBITDA Margin. The financial performance was achieved after consideration for the closure of the Wabash Mine, the strike called by the United Mine Workers of America at the Cumberland Mine, Emerald Mine, and Wabash Mine, and the Mine Safety and Health Administration’s enforcement of an emergency temporary standard concerning the construction of seals. These key measures are complemented by a free cash flow per share ranking for the period 2004 through 2006 that ranks in the 75th percentile of its peer group. The compensation committee reviews Foundation’s financial and operating performance prior to approving any annual incentive payment pursuant to the executive officer employment agreements and prior to approving the accelerated vesting of performance options under the non-qualified stock option agreements. The compensation committee also believes it is important to review financial performance relative to its peers.

Employment Agreements

James F. Roberts

Foundation entered into an amended and restated employment agreement with James F. Roberts, effective March 13, 2006, to serve as President, chief executive officer and member of our board of directors. The term of Mr. Roberts’ agreement is through December 31, 2008, unless terminated earlier by us or Mr. Roberts. The agreement was amended and restated so as to assure continuity of leadership for Foundation and stability of employment for Mr. Roberts. The amended and restated employment agreement provides for an annual base salary of $615,000, which may be adjusted from time to time by the compensation committee. During 2007, Mr. Roberts’ salary was increased at the same percentage as provided to all other salaried, non-represented hourly employees to $636,525.

The amended and restated employment agreement also provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with Mr. Roberts. Mr. Roberts is entitled to receive stock options under the 2004 Stock Incentive Plan, as described under “Long-Term Equity Incentives.” The amended and restated employment agreement provides for use of an automobile in accordance with the policies of Foundation.

Under the terms of the amended and restated employment agreement, Mr. Roberts may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during Mr. Roberts’ term of employment and (a) for a period of one year following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not compete with us or our subsidiaries, and (b) for a period of two years following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not solicit or hire our employees or employees of our subsidiaries.

James J. Bryja, Kurt D. Kost, A. Scott Pack, Jr. and Frank J. Wood

Foundation entered into amended and restated employment agreements effective March 13, 2006 with James J. Bryja to serve as Senior Vice President, Eastern Operations, Kurt D. Kost to serve as Senior Vice President, Western Operations and Process Management, A. Scott Pack, Jr. to serve as Senior Vice President, Sales and Marketing and Frank J. Wood to serve as Senior Vice President and Chief Financial Officer (for purposes of this section, collectively the “Executive Officers” and individually “Executive Officer”). The agreements were amended on January 3, 2007 to adjust Target Performance. The term of each agreement is through December 31, 2008.

The amended and restated employment agreements provide for annual base pay of $241,119, $205,000, $242,061, and $276,750, respectively, for Messrs. Bryja, Kost, Pack and Wood. The base pay was adjusted during 2007 for Messrs. Pack and Wood to $279,450 and $286,436, respectively. On February 13, 2007 the committee approved a 3.5% increase in base salary for each of Messrs. Bryja, Kost, Pack and Wood to $279,450, $269,100, $279,450 and $286,436, respectively. For Messrs Bryja and Kost, we entered into the second amended and restated employment agreements effective June 18, 2007. The base pay was adjusted at that time for Messrs Bryja and Kost to $325,000 and $350,000, respectively. Also, Mr. Kost was elected to serve as Executive Vice President and Mr. Bryja was elected to serve as Senior Vice President Operations. Thereafter, Mr. Kost was elected to serve as President and Chief Operating Officer, effective January 1, 2008. Each of these agreements provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with the respective Executive Officer. These agreements were amended and restated so as to assure continuity of leadership for Foundation and stability of employment for these Executive Officers.

Under the terms of each amended and restated employment agreement, the Executive Officer may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during the Executive Officer’s term of employment and (a) for a period of nine months following the date the Executive Officer ceases to be employed by us, the Executive Officer may not compete with us or our subsidiaries, and (b) for a period of two years following the date the Executive Officer ceases to be employed by us, the Executive Officer may not solicit or hire our employees or employees of our subsidiaries.

Elements of Compensation

Base Salary

Base compensation is determined by the compensation committee based upon its philosophy that executive officers’ base pay should be “fair” as defined to mean between the 50th and the 75th percentile of market base pay for comparable positions. The compensation committee commissioned its compensation consultant to evaluate the base pay of all executive officers during 2007. The compensation consultant data reflects that base pay for the named executive officers (as defined below) is on average 84% of the market index median (50th percentile) and 68% of the 75th percentile. For the other executive officers, the data reflects that base pay for the executive officers is on average 137% of the market index median (50th percentile) and 94% of the 75th percentile. Based on this data, the recommendation of the chief executive officer, supported by the compensation consultant, resulted in adjustment to base pay for four executive officers. These adjustments to base pay were recommended to ensure the maintenance of marketplace competitiveness and internal equity, taking into account each executive’s performance and contributions to Foundation, job experience, and retention value. Based on these criteria, the compensation committee accepted the recommendation of the chief executive officer and approved the base pay adjustments for all four executive officers, three of whom are named executive officers for 2006. All other executive officers’ (except for Mr. Roberts) base pay was adjusted based on the same percentage increase applied to all salaried, non-represented hourly employees.

Annual Incentive Plan

Foundation’s annual incentive plan provides an opportunity for all salaried and some hourly employees of Foundation to earn additional compensation for the achievement of certain individual, location, and Foundation performance targets established by management. The annual incentive award is expressed as a percentage of base pay that a salaried employee can receive and that is predetermined under the plan. Regarding the named executive officers (as defined below), the percent of base pay has been determined by the board of directors and incorporated into employment agreements while the performance targets are established by the board of directors annually.

As it relates to all executive officers for calendar year 2007, Foundation’s performance target was based on target EBITDA (as defined in the credit agreement among our subsidiary, Foundation Coal Corporation, and various parties) for the entire 2007 calendar year, pursuant to the budget. The 100% of target equates to achieving the budgeted EBITDA. The individual performance target is derived from the chief executive officer’s evaluation of the named executive officers under Foundation’s performance development system. For all executive officers (other than the chief executive officer, who is discussed separately below), bonus payouts were determined as set forth in the table below:

Company Performance	Percent of Base Salary	Individual Performance	Percent of Base Salary	Total Percent Potential Incentive
125% of target	83.33	Maximum	41.67	125
100% of target	43.50	Target	21.50	65
85% of target	16.67	Below target	8.33	25
Below 85% of target	0.00		0.00	0

The annual incentive target percentage levels synchronizes with the compensation philosophy by positioning base salaries at a lower percentile of the median while directing a greater portion of direct cash compensation towards annual performance based metrics. The basic premise is that if Foundation is meeting its financial expectations, it is due to the safe, low-cost, and efficient and productive management of its mining operations and thus value will inure to the executive officers in the form of direct compensation and to stockholders in the form of share price.

The annual performance target metric is established by the compensation committee and for 2007 was EBITDA. This performance measurement was established because it is the single most representative measurement of performance. Other key performance measurements are incorporated in the long-term incentive plan and were not purposely repeated. The EBITDA metric accounts for two-thirds of the annual incentive target level and summarizes fairly all other financial and operating metrics and is easily calculated and reported. The remaining one-third of the annual incentive target level pertains to individual targets that are established during the performance development process and include other key operating metrics, such as safety, operating performance, internal processes, customer/quality and learning and development.

2007 Incentive Payments

For the fiscal year ended December 31, 2007, Foundation awarded annual incentive payments to the chief executive officer and the other named executive officers as shown in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” All other eligible executive officers were paid under the same annual incentive program. Per the strict terms of the plan, the other named executive officers each received varying percentages of their base pay with 43.5% based on Foundation’s performance for all named executive officers. Messrs. Kost and Wood received 21.5% of their base pay based on individual performance while Mr. Bryja received 11.9% and Mr. Pack received 42.4% of their base pay based on individual performance. Foundation achieved 94.7% of its EBITDA performance target (target of $324.8 million versus actual of $307.5 million) and the individual performance targets were determined based on the performance appraisals performed by the chief executive officer per the performance development system. The individual performance targets address the key result areas of finance, internal process, customer quality and learning and development. The compensation committee applied its discretion relative to the EBITDA performance target by considering the financial impact associated with management making decisions that will benefit Foundation in the long-term and other unanticipated events. These matters involved the closure of Wabash Mine, the strike called by the United Mine Workers of America at Emerald Mine, Cumberland Mine and Wabash Mine, and the Mine Safety and Health Administration’s enforcement of an emergency temporary standard concerning the construction of seals. These decisions and events accounted for $18.6 million of EBITDA, and when added to the actual results the EBITDA performance target is achieved at 100%. Mr. Pack’s individual performance target was greater due to the implementation of the sales and marketing strategy that improved revenue year over year despite the Wabash Mine closure and less shipments.

Long-Term Equity Incentives

Foundation established its 2004 Stock Incentive Plan in July 2004 and it was adopted by the stockholders at the time of the initial public offering. The primary purpose of the plan is to offer an incentive for the achievement of superior operating results that increase the equity value of Foundation for its stockholders. The compensation committee intends that these incentive opportunities will align the interests of management with the interests of stockholders, be competitive, and be based upon actual Foundation performance.

In July 2004, the chief executive officer and the other executive officers were eligible to participate in the long-term incentive plan. The equity participation was in the form of stock options issued pursuant to Foundation’s 2004 Stock Incentive Plan. Of the options granted to the executive officers, 28% percent were time options and 72% percent were performance options. The time options vest over a period of five years with the first vesting date at December 31, 2004; however, time options will immediately vest upon a change in control of Foundation (as defined in the non-qualified stock option agreement by and between Foundation and the individual optionee). The performance options will vest on the eighth anniversary of the date of grant but the vesting may be accelerated based upon achieving predefined performance targets of EBITDA, free cash flow, EBITDA/revenue margin, and production. Also, all performance options will immediately vest upon a change in control of Foundation (as defined in the non-qualified stock option agreement by and between Foundation and the individual optionee). For 2007, the compensation committee accelerated the vesting of 20% of the executive officers performance options based upon the achievement of the EDITDA, free cash flow, production, and EBITDA/revenue margin. Per the non-qualified stock option agreements, the EBITDA target was $270.8 million with actual performance of $307.5 million; free cash flow target was $92.4 million with actual performance of $133.1 million; production tons target was 28.9 million tons (calculated per formula) with actual performance of 30.6 million tons; and EBITDA/revenue margin target was 20% with actual performance of 20.6%. Another five (5%) of the performance options were accelerated due to the free cash flow target being achieved after applying the catch up provision as defined in the non-qualified stock option agreement wherein the total of the actual performance for 2006 and 2007 exceeded the total target for 2006 and 2007. Additionally, the compensation committee determined that for two executive officers (Messrs. Kost and Pack), who have restricted stock unit agreements, 100% of restricted stock units for 2007 were earned based upon the achievement of the same performance targets as contained in the non-qualified stock option agreements. Also, the catch up provision contained in both restricted stock unit agreements was triggered causing an additional 25% of the restricted stock units from 2006 to be earned for performance over the combined years of 2006 and 2007.

In 2007, the compensation committee approved a restricted stock unit agreement for a promoted executive officer (Mr. Kost). The restricted stock unit agreement awards 25,472 performance restricted stock units that can be earned over two years and vest in the third year based on achieving the same performance targets and achievement levels as contained in the executive officers’ non-qualified stock option agreements. The restricted stock unit agreement also awards 10,920 time restricted stock units. One-half of the time restricted stock units were earned on December 31, 2007 and one-half are earned on December 31, 2008.

Other Compensation

The compensation committee and management agree that perquisites should be kept to the lowest level possible. The perquisites reflected include compensation made available to employees such as imputed life insurance and 401(k) match. The limited instances of Company vehicles being offered and the payment of relocation expenses are very reasonable forms of compensation to executive officers and reflect management’s beliefs that these costs are customary, appropriate and consistent with peer group practices. The compensation committee believes that executive officers should be paid in base pay and incentive opportunities that provide for comparison of actual results to defined and measurable metrics that reflect enhancement in stockholder value.

Benefits

All executive officers participate in the benefits plans available to all salaried employees of Foundation including managers eligible to participate in an unfunded supplemental excess retirement plan (“SERP”). Foundation’s SERP is an unfunded, non-qualified retirement pension plan designed to provide a benefit for those highly compensated salaried employees whose accrued benefit under the tax qualified retirement plan for salaried employees of Foundation has been limited by application of the requirements of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The 2007 annual compensation limit under Internal Revenue Code Section 401(a)(17) was $225,000; the 2007 maximum annual benefit under Internal Revenue Code Section 415 is $180,000.

Compensation of the Chief Executive Officer

Mr. Roberts’ base pay is $636,525. A review of competitive market data conducted in September 2007 reflects that Mr. Roberts’ base pay is 81% of market index median (50th percentile). Mr. Roberts’ total cash compensation is 81% of market index median (50th percentile). Mr. Roberts’ salary was increased last on January 1, 2007 at the same percentage increase provided to all salaried, non-represented hourly employees of Foundation.

For the fiscal year ended December 31, 2007, Mr. Roberts’ maximum annual incentive opportunity was 175% of his base salary, or $1,113,919. Per the terms of the annual incentive plan, Mr. Roberts was awarded a bonus payout of $575,000 or 90% of base pay with 63.75% based on Foundation’s performance and 26.25% based on individual performance. Again, the compensation committee applied its discretion relative to the EBITDA performance target by considering the financial impact associated with management making decisions that will benefit Foundation in the long-term and other unanticipated events. These matters involved the closure of Wabash Mine, the strike called by the United Miner Workers of America at Emerald Mine, Cumberland Mine and Wabash Mine, and the Mine Safety and Health Administration’s enforcement of an emergency temporary standard concerning the construction of seals. These decisions and events accounted for $18.6 million of EBITDA, and when added to the actual results the EBITDA performance target of $324.5 million is achieved at 100%. The individual performance targets were deemed to be slightly exceeded by 5% based on the compensation committee’s review of the chief executive officer’s performance. Based on Foundation’s performance, the chief executive officer received about 106% of his potential performance target.

Deductibility of Compensation

Due to transition relief contained in the regulations promulgated under Internal Revenue Code Section 162(m) (“Section 162(m)”), Foundation is not currently subject to the provisions limiting the deductibility of compensation in excess of $1 million, paid to one or more of the executive officers, contained in Section 162(m). To continue its ability to deduct appropriate levels of compensation, Foundation is requesting stockholder approval of its amended and restated 2004 stock incentive plan for its long-term incentive plan and a new 2008 annual incentive plan.

Compensation Committee Interlocks and Insider Participation

Directors Foley, Richards, Giftos, and Shockley were members of the compensation committee during 2007. None of the members of the compensation committee has ever been an officer or employee of Foundation or any of its subsidiaries.

In 2007, none of Foundation’s executive officers:

•

served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the board of directors) of another entity, one of whose executive officers served on Foundation’s compensation committee or board of directors; or

•	served as a director of another entity, one of whose executive officers served on Foundation’s compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

David I. Foley, Chairman

Alex T. Krueger

Joel Richards, III

Thomas V. Shockley, III

The following tables show, for the 2006 and 2007 fiscal years, compensation information for Foundation’s principal executive officer (“PEO”), principal financial officer (“PFO”) and the next three most highly compensated executives. Other tables that follow provide more detail about the specific type of compensation. Each of these officers is referred to as a “named executive officer” or “NEO.” The employment agreements between Foundation and each NEO are described further in “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)(3)	(i)(4)	(j)
James F. Roberts	2006	615,023	—	—	440,160	289,173	369,950	22,268	1,731,573
Chief Executive Officer	2007	636,525	—	—	560,335	575,000	201,553	23,916	1,997,329

Frank J. Wood	2006	276,758	—	—	161,693	119,999	316,170	—	874,620
Senior Vice President and Chief Financial Officer	2007	286,436	—	—	205,841	186,000	110,346	—	788,623

Kurt D. Kost	2006	221,048	—	296,310	—	112,736	112,056	32,018	773,580
President and Chief Operating Officer	2007	311,611	—	916,252	—	228,000	173,758	23,568	1,653,189

James J. Bryja	2006	249,550	—	—	134,744	117,072	112,670	17,374	624,636
Senior Vice President, Operations	2007	303,976	—	—	171,534	180,000	89,025	16,157	760,692

A. Scott Pack, Jr.	2006	219,943	—	182,019	—	117,072	112,056	—	631,090
Senior Vice President, Sales and Marketing	2007	279,449	—	646,317	—	240,000	90,048	—	1,255,814

(1)

The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with SFAS 123(R) of long term equity awards pursuant to the 2004 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculations of these amounts are included in footnote 16 to Foundation’s audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2006, included in Foundation’s annual report on Form 10-K filed with the SEC on March 1, 2007 and footnote 16 to Foundation’s audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2007, included in Foundation’s annual report on Form 10-K filed with the SEC on February 29, 2008.

(2)

Reflects target bonus for the 2006 fiscal year equivalent to 47% of base pay for Mr. Roberts and 43% of base pay for Messrs. Wood, Bryja, Pack and Kost. For 2007 fiscal year reflects target bonus equivalent to 90% of base pay for Mr. Roberts, 65% for Messrs. Wood and Kost (based on adjusted base pay), 85% for Mr. Pack, and 55% for Mr. Bryja (based on adjusted pay), as more fully described in “Compensation Discussion and Analysis.”

(3)

Amounts in the table reflect the change in the actuarial present value of benefits under the retirement plan for salaried employees of Foundation (the “Qualified Salaried Plan”) and the SERP. Foundation does not have a non-qualified deferred compensation plan. The following assumptions and data were used in calculating the change in the actuarial present value: (i) service and estimated 5-year average compensation through December 31, 2007; (ii) an increase in the discount rate from 5.9% to 6.25%; (iii) retirement at age 62; (iv) no pre-retirement mortality; and (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with interest rate equal to discount rate and UP-84 Unisex mortality with 4.0%

interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.
(4)

For 2006 fiscal year represents perquisite costs and other compensation as follows: Mr. Roberts’ other compensation includes: (i) $2,915—imputed life; (ii) $6,600—401(k) match; (iii) $7,753—company car; and (iv) $5,000 Political Action Committee company matching contributions. Mr. Bryja’s other compensation includes: (i) $546—imputed life; (ii) $5,680—401(k) match; (iii) $4,375—company car, (iv) $5,000 Political Action Committee company matching contributions; and (v) $1,773—company provided physical. Mr. Kost’s other compensation includes: (i) $463—imputed life; (ii) $6,180—401(k) match; (iii) expenses related Mr. Kost’s relocation from our Wyoming operations in connection with his promotion to senior vice president, western operations and process management in December 2005: $24,306 mortgage assistance and $482 moving expense; and (iv) $587 Political Action Committee company matching contributions. For 2007 fiscal year represents perquisite costs and other incomes as follows: Mr. Roberts’ other income includes: (i) 2,711—imputed life; (ii) $6,750—401(k) match; (iii) $7,695—company car; (iv) 1,760—company provided physical; and (v) $5,000 Political Action Committee company matching contributions. Mr. Bryja’s other compensation includes: (i) $697—imputed life; (ii) $5,835—401(k) match; (iii) $4,625—company car; and (iv) $5,000 Political Action Committee company matching contributions. Mr. Kost’s other compensation includes: (i) $721—imputed life; (ii) $6,750—401(k) match; (iii) expenses related Mr. Kost’s relocation from our Wyoming operations in connection with his promotion to senior vice president, western operations and process management in December 2005: $12,847 mortgage assistance and $1,051 moving expenses; (iv) $750 Political Action Committee company matching contributions; and (v) $1,449—company provided physical. The value attributable to personal use of an automobile provided by Foundation (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount.

Grants of Plan-Based Awards in 2007

The following table sets forth the information concerning non-equity and equity incentive plan-based compensation:

Name	Grant Date	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards:	All Other Option Awards:
			Thresh -old ($)		Target ($)		Maxi -mum ($)		Thresh -old (#)		Target (#)		Maxi- mum (#)		Number of Shares of Stock or Units (#)	Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)		(c)		(d)		(e)		(f)		(g)		(h)		(i)	(j)	(k)	(l)
Kurt D. Kost	June 18,		175,000	(2)	455,000	(2)	875,000	(2)	—		—		—		—	—	—	—
	2007(1)
	June 29,	June 18,	—		—		—		23,656	(4)	36,392	(5)	36,392	(5)	—	—	—	1,500,078	(6)
	2007	2007(3)
James J. Bryja	June 18,		162,500	(2)	422,500	(2)	812,500	(2)	—		—		—		—	—	—	—
	2007(1)

(1)

Amendment Number 2 to Messrs. Kost and Bryja Amended and Restated Employment Agreements commenced on June 18, 2007 and expire on December 31, 2008. Messrs. Kost and Bryja annual base salaries are $350,000 and $325,000, respectively. Pursuant to the employment agreements, each of Messrs. Kost and Bryja is eligible for an annual bonus based upon the achievement of certain individual and Company performance targets established by the board of directors. If the Company and the individual NEO meet the Threshold, then the NEO is eligible for an annual bonus equivalent to 25% of his base salary; if the Company and the individual NEO meet the Target, then the NEO is eligible for 65% of his base salary; and if the NEO and the Company reach the Maximum, then the NEO is eligible for an annual bonus equivalent to 125% of his base salary.

(2)

Threshold annual bonus of 25% of current base salary through December 31, 2008. Target annual bonus of 65% of current base salary through December 31, 2008. Maximum annual bonus of 125% of current base salary through December 31, 2008.

(3)	The compensation committee approved the restricted stock unit grant on June 18, 2007 and the restricted stock unit agreement was executed on June 29, 2007.

(4)

Represents 100% restricted time units granted and 50% restricted performance units granted. All restricted performance units subject to the 2007 performance criteria were earned in 2007. The restricted performance units are earned over two years.

(5)	Represents 100% restricted time units and restricted performance units granted. The restricted time and performance units are earned over two years.
(6)

Assumptions used in the calculations of these amounts are included in footnote 16 to Foundation’s audited financial statements for the fiscal year ended December 31, 2007, included in Foundation’s annual report on Form 10-K filed with the SEC on February 29, 2008.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following tables show outstanding equity awards for the last fiscal year for NEOs of Foundation:

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)		(c)(2)		(d)(3)		(e)	(f)	(g)		(h)	(i)		(j)
James F. Roberts	95,337	(4)	60,168	(2)	—		4.87	8/10/2014	—		—	—		—
	238,766	(5)	—		195,547	(3)	8.53	8/10/2014	—		—	—		—
Frank J. Wood	22,102	(4)	22,102	(2)	—		4.87	8/10/2014	—		—	—		—
	129,300	(5)	—		71,834	(3)	8.53	8/10/2014	—		—	—		—
Kurt D. Kost	—		—		—		—	—	4,669	(6)	245,123	—		—
	—		—		—		—	—	35,412	(7)	1,859,130	11,664	(8)	612,360
	—		—		—		—	—	23,656	(9)	1,241,940	12,736	(8)	668,640
James J. Bryja	18,419	(4)	18,419	(2)	—		4.87	8/10/2014	—		—	—		—
	83,806	(5)	—		59,861	(3)	8.53	8/10/2014	—		—	—		—
A. Scott Pack, Jr.	—		—		—		—	—	3,855	(6)	202,388	—		—
	—		—		—		—	—	1,894	(10)	99,435	1,052	(8)	55,230
	—		—		—		—	—	28,350	(11)	1,488,375	9,720	(8)	510,300

(1)

This column represents vested time and performance stock options. The compensation committee approved the vesting of 5% of performance stock options on February 11, 2008 based on 2007 performance that are not included in these totals. See “Compensation Discussion and Analysis” for further discussion.

(2)	Represents unvested time stock options. Time stock options vested with respect to 20% of the option shares on December 31, 2004 and an additional 20% on each December 31 thereafter.
(3)

Represents unvested performance stock options. Performance stock options will vest on August 10, 2012. However, each calendar year through December 31, 2008, and upon the achievement of certain annual performance targets, the options are subject to partial accelerated vesting. The compensation committee approved: the vesting of 10% of the options effective December 31, 2004, the vesting of 30% of the options effective December 31, 2005, the vesting of 15% of the options effective December 31, 2006, and the vesting of 20% of the options effective December 31, 2007.

(4)	Represents vested time stock options.
(5)	Represents vested performance stock options.
(6)

Represents earned performance restricted stock units that have not yet vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2008.

(7)

Represents 20,412 earned performance restricted stock units that have not yet vested, 10,000 earned time restricted stock units that have not vested and 5,000 unearned time restricted stock units that have not yet vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2009. The compensation committee approved the vesting of 25% of 2006 free cash flow performance restricted stock units on March 8, 2008, based on 2007 performance, that are not included in these totals. See “Compensation Discussion and Analysis” for further details.

(8)	Represents unearned performance restricted stock units.
(9)

Represents 12,736 earned performance restricted stock unit that have not vested, 5,460 earned time restricted units that have not vested and 5,460 unearned restricted stock units that have not yet vest. Performance restricted stock units are earned at the rate of up to 50% per year, subject to the satisfaction of performance criteria for the applicable year, with a vesting date of February 28, 2009. The compensation committee approved the vesting of 25% of 2006 free cash flow performance restricted stock units on March 8, 2008, based on 2007 performance, that are not included in these totals. See “Compensation Discussion and Analysis” for further details.

(10)

Represents earned restricted stock units that have not yet vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of February 28, 2008.

(11)

Represents 17,010 earned performance restricted stock units that have not yet vested, 7,560 earned time restricted stock units that have not vested and 3,780 unearned time restricted stock units that have not yet vested. Performance restricted stock units are earned at the rate of up to 33 1/3 % per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2009. The compensation committee approved the vesting of 25% of 2006 free cash flow performance restricted stock units on March 8, 2008, based on 2007 performance, that are not included in these totals. See “Compensation Discussion and Analysis” for further details.

Option Exercises and Stock Vested in 2007

This table shows the value (before applicable state and federal income taxes) of exercised stock options for the named executive officers during 2007. None of the outstanding restricted stock units granted to a named executive officer vested during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James F. Roberts	179,826	6,532,899	—	—
Frank J. Wood	79,570	2,397,180	—	—
James J. Bryja	58,672	2,259,594	—	—
Kurt D. Kost	—	—	—	—
A. Scott Pack, Jr.	—	—	—	—

(1)

Each executive is responsible for income taxes. Value realized is equivalent to the difference between exercise price that the NEO paid to Foundation and the fair market value (“FMV” as defined in the 2004 Stock Incentive Plan) realized by the NEO for shares sold on the date of exercise.

2007 Pension Benefits

The following table shows the present value of accumulated benefits payable under the Qualified Salaried Plan and the SERP for the NEOs commencing at age 62 at which time unreduced benefits are first available.

Name	Plan Name	Years of Credited Service		Present Value of Accumulated Benefits(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
James F. Roberts	Qualified	8.000		$245,072	$—
	SERP	3.417	(2)	$731,507	$—
Frank J. Wood	Qualified	28.583		$572,409	$—
	SERP	3.417	(2)	$464,106	$—
Kurt Kost	Qualified	27.500		$486,872	$—
	SERP	3.417		$269,383	$—
James J. Bryja	Qualified	11.608		$234,265	$—
	SERP	3.417	(2)	$176,791	$—
A. Scott Pack, Jr.	Qualified	15.831		$258,985	$—
	SERP	3.417	(2)	$154,014	$—

*	Estimates shown as of fiscal year-end (December 31, 2007).
(1)	SERP benefits accrued prior to July 30, 2004, were cashed out due to a change in control.
(2)	The following assumptions and data were used in calculating the actuarial present value of accumulated benefits under the Qualified Salaried Plan and the SERP: (i) service and estimated 5-year average compensation through December 31, 2007; (ii) a discount rate of 6.25%; (iii) retirement at age 62; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with an interest rate equal to the discount rate and UP-84 Unisex mortality with 4.00% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service. SERP service reflects accruals after July 30, 2004.

Under our Qualified Salaried Plan and SERP, benefits are determined on the basis of combined annual salary, bonus and non-equity incentive plan compensation as reported under Annual Compensation in the “Summary Compensation Table” (but not including the compensation reported under Other Annual Compensation). The Qualified Salaried Plan is available to all Foundation salaried employees and is regulated under ERISA. Compensation recognized under the Qualified Salaried Plan is subject to a pay limit prescribed by the IRS. The SERP is a non-qualified plan that restores benefits limited under the Qualified Salaried Plan due to application of IRS benefit and pay limits. The above benefit amounts are payable as single life annuities at age 62, the age at which unreduced benefits are first available if the participant has at least 10 years of service.

Potential Post Employment Payments

The tables below reflect the amount of compensation of the named executive officers of Foundation in the event of termination of such named executive officer’s employment. The amount of compensation payable to each named executive officer upon voluntary resignation, early retirement, normal retirement, involuntary not for cause, good reason resignation, for cause termination, change in control, death or disability of the named executive officer is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to each named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from Foundation.

James F. Roberts, Chairman and Chief Executive Officer

Mr. Roberts’ employment agreement provides that if terminated by us without “cause” or if Mr. Roberts resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Roberts will receive (a) the accrued but unpaid salary, non-equity incentive plan compensation and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated to the amount of time actually employed during such year and (c) subject to Mr. Roberts’ compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) two years, such payment to be received in bi-monthly installments during the one-year period following termination. Mr. Roberts’ non-qualified stock option agreement further provides that in connection with a change in control, options not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Roberts is entitled to accelerated vesting of a portion of his equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Roberts is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event that Mr. Roberts’ employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2007 and assuming a stock price of $52.50, the closing price on December 31, 2007.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$1,273,050	(2)	$—	(1)	$1,273,050	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$541,046	(3)	$541,046	(3)	$541,046	(3)	$954,788	(4)	$541,046	(3)	$954,788	(4)	$477,394	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$3,158,820	(6)	N/A		$6,317,640	(7)	$3,158,820	(6)
	$—		$—		$—		$8,212,995	(8)	$—		$18,479,213	(9)	$—	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non-qualified pension	$838,357		N/A		N/A		$838,357		$838,357		$576,994		$838,357
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$6,087,359		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$2,179,403		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Roberts is entitled to a minimum of twenty-four months base salary.
(3)	Mr. Roberts is entitled to target bonus earned but unpaid in 2007. Target is 85% of base salary.
(4)	Mr. Roberts is entitled to twenty-four months target bonus. Target annual bonus is 75% of base salary.
(5)	Mr. Roberts is entitled to 75% of base salary prorated through the date of his termination.
(6)	Represents FMV 60,168 time options at December 31, 2007, 20% of time options vest for 2007.
(7)	Represents FMV 120,336 time options at December 31, 2007, 100% of time options that vest upon CIC.
(8)	Represents FMV 156,438 performance options at December 31, 2007, 20% of performance options vested for 2007.
(9)	Represents FMV 351,985 performance options at December 31, 2007, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Roberts is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Roberts is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Messrs. Wood and Bryja

Under each of the employment agreements with Messrs. Wood and Bryja (each an “executive officer” for purposes of this paragraph), if the executive officer’s employment is terminated by us without “cause” or if the executive officer resigns for “good reason” (as such terms are defined in the employment agreement), the executive officer will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to the executive officer’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. The non-qualified stock option agreements further provide that in connection with a change in control options not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, the executive officers are entitled to accelerated vesting of a portion of their outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the

Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which the executive officer is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event the executive officer’s employment is terminated following a change in control.

The tables below describe these payments and benefits, assuming the triggering event occurred on December 31, 2007 and assuming a stock price of $52.50, the closing price on December 31, 2007.

Frank J. Wood, Senior Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$286,436	(2)	$—	(1)	$286,436	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$186,183	(3)	$186,183	(3)	$186,183	(3)	$286,436	(4)	$186,183	(3)	$286,436	(4)	$143,218	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$1,160,355	(6)	N/A		$2,320,710	(7)	$1,160,407	(6)
	$—		$—		$—		$3,017,017	(8)	$—		$6,788,303	(9)	$—	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non-qualified pension	$713,043		N/A		N/A		$713,043		$713,043		$380,239		$713,043
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$2,236,174		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$420,450		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Wood is entitled to a minimum of twelve months base salary.
(3)	Mr. Wood is entitled to target bonus earned but unpaid in 2007. Target bonus is 65% of base salary.
(4)	Mr. Wood is entitled to twenty-four months target bonus. Target annual bonus is 50% of base salary.
(5)	Mr. Wood is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 22,102 time options at December 31, 2007, 20% of time options vest for 2007.
(7)	Represents FMV 44,204 time options at December 31, 2007, 100% of time options that vest upon CIC.
(8)	Represents FMV 57,467 performance options at December 31, 2007, 20% of performance options vested for 2007.
(9)	Represents FMV 129,301 performance options at December 31, 2007, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Wood is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Wood is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

James J. Bryja, Senior Vice President, Operations

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$325,000	(2)	$—	(1)	$325,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$211,250	(3)	$211,250	(3)	$211,250	(3)	$325,000	(4)	$211,250	(3)	$325,000	(4)	$162,500	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$966,997	(6)	N/A		$1,933,995	(7)	$966,997	(6)
	$—		$—		$—		$2,514,172	(8)	$—		$5,656,875	(9)	$—	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non-qualified pension	$332,445		N/A		N/A		$332,445		$332,445		$151,741		$332,445
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$1,813,481		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$446,197		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Bryja is entitled to a minimum of twelve months base salary.
(3)	Mr. Bryja is entitled to target bonus earned but unpaid in 2007. Target bonus is 65% of base salary.
(4)	Mr. Bryja is entitled to twenty-four months target bonus. Target annual bonus is 50% of base salary.
(5)	Mr. Bryja is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 18,419 time options at December 31, 2007, 20% of time options vest for 2007.
(7)	Represents FMV 36,838 time options at December 31, 2007, 100% of time options vest upon CIC.
(8)	Represents FMV 47,889 performance options at December 31, 2007, 20% of performance options vested for 2007.
(9)	Represents FMV 107,750 performance options at December 31, 2007, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Bryja is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Bryja is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Kurt D. Kost, President and Chief Operating Officer

As described in the table below, under the employment agreement with Mr. Kost, if Mr. Kost’s employment is terminated by us without “cause” or if Mr. Kost resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Kost will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to Mr. Kost’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. Mr. Kost’s restricted stock unit agreement further provides that in connection with a termination due to a change in control all restricted stock units not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Kost is entitled to accelerated vesting of a portion of his outstanding equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, Mr. Kost is entitled to accelerated vesting of a portion of his outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Kost is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event Mr. Kost’s employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2007 and assuming a stock price of $52.50, the closing price on December 31, 2007.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$350,000	(2)	$—	(1)	$350,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$227,500	(3)	$227,500	(3)	$227,500	(3)	$350,000	(4)	$227,500	(3)	$350,000	(4)	$175,000	(5)

Restricted Stock Units:
Unvested and accelerated	N/A		N/A		$1,596,630	(6)	$—		N/A		$2,624,580	(7)	$1,596,630	(6)
	N/A		N/A		$955,290	(8)	$—		N/A		$1,910,580	(9)	$955,290	(8)
	N/A		N/A		$245,123	(10)	$—		N/A		$245,123	(11)	$245,123	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non-qualified pension	$511,707		N/A		N/A		$511,707		$511,707		$231,801		$511,707
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$1,857,443		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$457,404		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Kost is entitled to a minimum of twelve months base salary.
(3)	Mr. Kost is entitled to target bonus earned but unpaid in 2007. Target bonus is 65% of base salary.
(4)	Mr. Kost is entitled to twenty-four months target bonus. Target annual bonus is 50% of base salary.
(5)	Mr. Kost is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV of 10,000 time restricted stock units and 20,412 earned performance units at December 31, 2007. 100% of earned time and performance restricted stock units vest on March 17, 2009.
(7)	Represents FMV of 49,992 restricted stock units at December 31, 2007. 100% of time and performance restricted stock units granted on December 7, 2005 vest immediately.
(8)

Represents FMV of 5,460 time restricted stock units and 12,736 performance restricted stock units earned at December 31, 2007. 100% of earned time and performance restricted stock units vest on February 29,2009.

(9)	Represents FMV of 36,392 restricted stock units at December 31, 2007. 100% of time and performance restricted stock units granted on June 29, 2007 vest immediately.
(10)	Represents FMV of 4,669 performance restricted stock units at December 31, 2007. 100% of earned performance units granted on March 18, 2005 vest on March 17, 2008.
(11)

Represents FMV of 4,669 performance restricted stock units at December 31, 2007. 100% of performance units granted on March 18, 2005, vesting of which is subject to discretion of compensation committee.

(12)

Mr. Kost is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Kost is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

A. Scott Pack, Jr., Senior Vice President, Sales and Marketing

As described in the table below, under the employment agreement with Mr. Pack, if Mr. Pack’s employment is terminated by us without “cause” or if Mr. Pack resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Pack will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to Mr. Pack’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. Mr. Pack’s restricted stock unit agreement further provides that in connection with a termination due to a change in control all restricted stock units not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Pack is entitled to accelerated vesting of a portion of his outstanding equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, Mr. Pack is entitled to accelerated vesting of a portion of his outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Pack is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event Mr. Pack’s employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2007 and assuming a stock price of $52.50, the closing price on December 31, 2007.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$279,450	(2)	$—	(1)	$279,450	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$181,642	(3)	$181,642	(3)	$181,642	(3)	$270,000	(4)	$181,642	(3)	$270,000	(4)	$139,725	(5)

Restricted Stock Units:
Unvested and accelerated	N/A		N/A		$202,388	(6)	$—		N/A		$202,388	(6)	$202,388	(6)
	N/A		N/A		$99,435	(8)	$—		N/A		$165,690	(9)	$99,435	(8)
	N/A		N/A		$1,289,925	(10)	$—		N/A		$2,126,250	(11)	$1,289,925	(10)
Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(12)	N/A		$—	(12)	N/A
Incremental non-qualified pension	$345,633		N/A		N/A		$343,633		$343,633		$138,490		$345,633
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$922,811		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$410,194		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Pack is entitled to a minimum of twelve months base salary.
(3)	Mr. Pack is entitled to target bonus earned but unpaid in 2007. Target bonus is 65% of base salary.
(4)	Mr. Pack is entitled to twenty-four months target bonus. Target annual bonus is 50% of base salary.
(5)	Mr. Pack is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV of 3,855 performance restricted stock units at December 31, 2007. 100% of earned performance units granted on March 18, 2005 vest on March 17, 2008.
(7)

Represents FMV of 3,855 performance restricted stock units at December 31, 2007. 100% of performance units granted on March 18, 2005, vesting of which is subject to discretion of compensation committee.

(8)	Represents FMV of 1,894 earned performance restricted stock units at December 31, 2007. 100% of earned performance units granted on February 28, 2006 vest on February 28, 2009.
(9)

Represents FMV of 3,156 performance restricted stock units at December 31, 2007. 100% of performance units granted on February 28, 2006, vesting of which is subject to discretion of compensation committee.

(10)

Represents FMV of 7,560 time restricted stock units and 17,010 performance restricted stock units earned at December 31, 2007. 100% of earned time and performance restricted stock units vest on March 17, 2009.

(11)	Represents FMV of 40,500 restricted stock units at December 31, 2007. 100% of time and performance restricted stock units granted on July 1, 2006 vest immediately.
(12)

Mr. Pack is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Pack is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Equity Compensation Plan Information

This table provides information about our common stock subject to equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Approved by stockholders*	1,543,274	$7.69	2,221,696

*	We have one active equity compensation plan, the 2004 Stock Incentive Plan, as amended, and approved by stockholders on December 8, 2004. In addition, 439,399 shares are issuable to holders of restricted stock performance units upon the achievement of certain performance and vesting criteria.

AUDIT RELATED MATTERS

Report of the Audit Committee

The Audit Committee of the Company’s board of directors is composed of four non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is attached to this proxy statement and is available on the Company’s web site (www.foundationcoal.com). The board of directors has determined that Messrs. Crowley, Giftos, Scharp and Shockley are independent in accordance with the currently effective listing standards of the New York Stock Exchange. In addition, the board of directors has determined that William J. Crowley, Jr., as defined by SEC rules, is both independent and an audit committee financial expert.

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and for issuing opinions on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The Audit Committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the Audit Committee has met and held discussions with management, our internal auditors and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (Communication With Those Charged With Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm and our internal auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee and the board of directors also have approved the selection of the Company’s independent registered public accounting firm.

William J. Crowley, Jr., Chairman

P. Michael Giftos

Robert C. Scharp

Thomas V. Shockley III

Fees of Independent Registered Public Accounting Firm

For work performed in regard to fiscal years 2006 and 2007, Foundation paid Ernst & Young LLP the following fees for services, as categorized:

	Fiscal 2006	Fiscal 2007
	(in millions)	(in millions)
Audit fees(1)	$1.8	$1.9
Audit-related fees(2)	0.1	0.1
Tax fees(3)	—	—
All other fees(4)	—	—

(1)

For fiscal year 2007, includes fees for audit services relating to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of stand alone financial statements of certain subsidiaries, quarterly reviews, accounting consultations and certain information technology audit services. For fiscal year 2006, includes fees for audit services relating to the annual audit of the Company’s consolidated financial statements, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, audits of stand alone financial statements of certain subsidiaries, quarterly reviews, accounting consultations, registration statements and assistance with and review of documents filed with the United States Securities and Exchange Commission.

(2)	For fiscal years 2006 and 2007, includes fees for employee benefit plan audits.
(3)	There were no tax fees incurred.
(4)	There were no other fees incurred.

Policy for Approval of Audit and Permitted Non-audit Services

All audit and audit-related services were pre-approved by the audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Ernst & Young LLP did not perform any tax services or “other” services in 2006 or 2007. The audit committee’s pre-approval policy provides for pre-approval of specifically described audit, audit-related and tax services by the audit committee on an annual basis, but individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the audit committee if actual fees for audit-related and tax services would exceed ten percent of total fees originally pre-approved in any fiscal year. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of February 29, 2008, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

The number of shares and percentages of beneficial ownership set forth below are based on 45,919,541 shares of our common stock issued and outstanding as of December 31, 2007.

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire	Total	Percentage
FMR LLC(1)(2)	6,451,600	—	6,451,600	14.1
Neuberger Berman(3)(4)	3,540,259	—	3,540,259	7.7
Owl Creek Asset Management, L.P.(5)(6)	2,753,350	—	2,753,350	6.0
T. Rowe Price Associates, Inc(7)(8)	2,652,772	—	2,652,772	5.8
Keely Asset Management Corp.(9)(10)	2,618,719	—	2,618,719	5.7
Morgan Stanley(11)(12)	2,341,004	—	2,341,004	5.1
James F. Roberts(13)(14)	64,276	373,213	437,489	*
James J. Bryja(13)(14)	32,976	114,197	147,173	*
Michael R. Peelish(13)(14)	24,659	148,434	173,093	*
Greg A. Walker(13)(14)	12,000	88,717	100,717	*
Frank J. Wood(13)(14)	47,002	165,769	212,771	*
James A. Olsen(13)(14)	33,001	78,280	111,281	*
Kurt D. Kost(13)	500	—	500	*
A. Scott Pack, Jr.(13)	1,000	—	1,000	*
Alex T. Krueger(15)	6,000	—	6,000	*
David I. Foley(16)	6,000	—	6,000	*
William J. Crowley, Jr.(13)(17)	16,500	—	16,500	*
Joel Richards, III(13)(18)	9,000	—	9,000	*
P. Michael Giftos(13)(19)	7,500	—	7,500	*
Robert C. Scharp(13)(19)	7,500	—	7,500	*
Thomas V. Shockley, III(13)(20)	6,000	—	6,000	*
All directors and executive officers as a group (15 persons)*	273,914	968,610	1,242,524	< 3

*	All directors and officers as a group (15 persons) own less than 3% of shares of common stock outstanding. Under the SEC’s rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of Foundation’s principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.

(1)	Ownership information obtained from Schedule 13G filed with the SEC on or about February 14, 2008 on behalf of FMR LLC.

(2)	The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(3)

Ownership information obtained from Schedule 13G filed with the SEC on or about February 12, 2008 on behalf of Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds (collectively, “Neuberger Berman”)

(4)	The address for Neuberger Berman is 605 Third Avenue, New York, NY 10158
(5)

Ownership information obtained from Schedule 13D filed with the SEC on or about February 29, 2008 on behalf of Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC and Jeffrey A. Altman (collectively “Owl Creek”).

(6)	The address for Owl Creek is 650 Fifth Avenue, 20th Floor, New York, NY 10019.
(7)

Ownership information obtained from Schedule 13G filed with the SEC on or about February 13, 2008 on behalf of T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has advised Foundation that these securities are owned by various individual and institutional investors for which Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.
(9)	Ownership information obtained from Schedule 13G filed with the SEC on or about February 14, 2008 on behalf of Keely Asset Management Corp.
(10)	The address for Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, IL 60605.
(11)	Ownership information obtained from Schedule 13G filed with the SEC on or about February 14, 2008 on behalf of Morgan Stanley.
(12)	The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.
(13)

The address for each of Messrs. Roberts, Wood, Bryja, Walker, Olsen, Peelish, Kost, Pack, Crowley, Richards, Giftos, Scharp and Shockley is c/o Foundation, 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090.

(14)

Of the shares beneficially owned by each of Messrs. Roberts, Bryja, Peelish, Walker, Wood and Olsen they have the right to acquire beneficial ownership of 95,337, 18,419, 19,647, 20,875, 22,102 and 18,419 shares, respectively, pursuant to currently exercisable time options. Additionally, of the shares beneficially owned by each of Messrs. Roberts, Bryja, Peelish, Walker, Wood, and Olsen they have the right to acquire beneficial ownership of 277,876, 95,778, 128,787, 67,842, 143,667 and 59,861 shares, respectively, pursuant to currently exercisable performance options.

(15)

Includes 3,000 shares of initial restricted stock granted to Mr. Krueger as a director of Foundation of which 600 (1/5) vest on December 31, 2006 and 1/5 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2007 of which 500 (1/3) shares vest on December 31, 2007 and 1/3 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vest on December 31, 2008 and 1/3 vest on each anniversary of December 31. The address of Mr. Krueger is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(16)

Includes 3,000 shares of initial restricted stock granted to Mr. Foley as a director of Foundation of which 600 (1/5) vest on December 31, 2006 and 1/5 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2007 of which 500 (1/3) shares vest on December 31, 2007 and 1/3 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vest on December 31, 2008 and 1/3 vest on each anniversary of December 31. Mr. Foley is a member of Blackstone Management Associates IV, LLC (“BMA”) which is the general partner of the Blackstone Funds and had investment and voting control over the shares owned by such funds, and may have been deemed to have beneficial ownership over the common stock controlled by BMA. Mr. Foley disclaims any beneficial ownership of the shares of common stock held by the Blackstone Funds. The address of David I. Foley is c/o The Blackstone Group L.P. 345 Park Avenue, New York, NY 10154.

(17)

Includes 3,000 shares of initial restricted stock granted to Mr. Crowley as a director of Foundation of which 600 (1/5) vested on December 31, 2004 and 1/5 vest on each anniversary of December 31. Also includes 6,000 annual restricted stock grants for 2004, 2005, 2006 and 2007 of which 2,000 (1/3) shares vest on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vest on December 31, 2008 and 1/3 vest on each anniversary of December 31.
(18)

Includes 3,000 shares of initial restricted stock granted to Mr. Richards as a director of Foundation of which 600 (1/5) vested on December 31, 2005 and 1/5 vest on each anniversary of December 31. Also includes 4,500 annual restricted stock grants for 2005, 2006 and 2007 of which 500 (1/3) shares vested on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vest on December 31, 2008 and 1/3 vest on each anniversary of December 31.

(19)

Includes 3,000 shares of initial restricted stock granted to each of Messrs. Giftos and Scharp as a director of Foundation of which 600 (1/5) vest on December 31, 2005 and 1/5 vest on each anniversary of December 31. Also includes 3,000 annual restricted stock grants for 2006 and 2007 of which 1,000 (1/3) shares vested on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vest on December 31, 2008 and 1/3 vest on each anniversary of December 31.

(20)

Includes 3,000 shares of initial restricted stock granted to Mr. Shockley as a director of Foundation of which 600 (1/5) vested on December 31, 2006 and 1/5 vests on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2007 of which 500 (1/3) shares vest on December 31, 2007 and 1/3 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vest on December 31, 2008 and 1/3 vest on each anniversary of December 31.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Foundation’s directors and executive officers and persons who own more than ten percent of a registered class of Foundation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Foundation’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Foundation with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Foundation believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners, except that in connection with the purchase of a nominal number of shares through his broker sponsored dividend reinvestment plan Mr. Pack failed to file one Form 5 in February 2007 reporting two nominal transactions that occurred in July 2006 and September 2006, and filed one timely Form 5 in February 2008 reporting two nominal transactions that occurred in June 2007 and October 2007.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Foundation’s policy with respect to related person transactions is included in our written corporate governance practices and policies. The practices and policies provide that executive officers and directors of the Company will notify our general counsel of any related person, including any immediate family members, who may benefit, directly or indirectly, through an existing or possible transaction with Foundation and its affiliates. In addition to the inclusion of provisions regarding conflicts of interest in the Code of Business Conduct and Ethics, our board recognizes that “related person transactions” present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore all related person transactions involving Foundation and its affiliates shall be consummated or shall continue only if (i) the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and (ii) the transaction is approved by disinterested members of the board. For the purposes of the practices and policies, a “transaction” and “related person” mean those transactions and persons defined as such under Item 404 and associated instructions of Regulation S-K under the Securities Exchange Act of 1934 other than (i) transactions available to all employees or directors generally of Foundation and its affiliates, and (ii) transactions involving less than $10,000 when aggregated with all similar transactions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

None.

********************

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

Greg A. Walker Senior Vice President and Secretary

[April 4, 2008]

Linthicum Heights, Maryland

ANNEX A

FOUNDATION COAL HOLDINGS, INC.

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

As amended and restated March 8, 2008

1.	Purpose of the Plan.

The purpose of the Plan is to aid the Company (as defined below) and its Affiliates (as defined below) in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing compensation and incentives through the granting of Awards (as defined below). The Plan is also designed to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(c) “Award” means any Option, Stock Appreciation Right, or Other Stock-Based Award granted pursuant to the Plan.

(d) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(e) “Board of Directors” means the Board of Directors of the Company.

(f) “Change in Control” means the consummation of any transaction (including any merger or consolidation) the result of which is that (i) any Group or Person becomes the beneficial owner, directly or indirectly, of more than 25% of the voting securities of the Company or its successor entity, (ii) any Group or Person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the Company or its successor entity or (iii) any Person becomes the beneficial owner, directly or indirectly, of all or substantially all of the assets of the Company or its successor entity.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(h) “Committee” means a committee of the Board of Directors designated by the Board of Directors or absent such a designation, the Board of Directors.

(i) “Company” means Foundation Coal Holdings, Inc., a Delaware corporation.

(j) “Effective Date” means the date the Board of Directors adopts the Plan.

(k) “Employment” (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board of Directors or the board of directors of an Affiliate of the Company; provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (unless the Participant is a director of the Company or its Affiliate) shall constitute a termination of employment hereunder.

(l) “Fair Market Value” means on a given date (i) with respect to awards granted prior to the effective date of the amendment and restatement of the Plan, if there is a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, (ii) with respect to awards granted on or after the effective date of the amendment and restatement of the Plan, if there is a public market for the Shares on such date, the closing sales price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the NASDAQ (or such market in which such prices are regularly quoted), or, if no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used; or (iii) in either case, if there is no public market for the Shares on such date, the Fair Market Value shall be the fair value of the Shares determined from time to time in good faith by the Board of Directors using its reasonable business judgment.

(m) “Family Member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, a trust in which these persons or the Participant have more than a fifty percent beneficial interest, a foundation in which these persons or the Participant control the management of assets, and any other entity in which these persons or the Participant own more than fifty percent voting interest.

(n) “Group” shall have the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(o) “ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(p) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(q) “Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(r) “Other Stock-Based Award” means any award granted under Section 8 of the Plan.

(s) “Participant” means an employee, director or consultant of the Company or its Affiliates who is selected by the Committee to receive an Award under the Plan.

(t) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, production or earnings before interest, taxes and depreciation margin; (xv) safety performance; (xvi) common stock price or total stockholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that, to the extent an Award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(u) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(v) “Plan” means the Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan.

(w) “Shares” means shares of common stock, par value $0.01 per share, of the Company.

(x) “Stock Appreciation Right” means any right granted under Section 7 of the Plan.

(y) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan.

The total number of Shares which may be issued under the Plan is 5,978,483. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The aggregate number of Shares made subject to Awards granted during any fiscal year to any single individual shall not exceed 200,000. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. The issuance of Shares or the payment of cash to a Participant upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4.	Administration.

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines; provided, however, that the Board of Directors may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. In no event shall the Committee modify the distribution terms in any Award or Award Agreement that has a feature for the deferral of compensation if such modification would result in taxes, additional interest and/or penalties pursuant to Section 409A of the Code. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award, including the Performance Goals (which shall be determined no later than such time as is required to ensure that an underlying Award which is intended to comply with requirements of Section 162(m) of the Code so complies), in a manner consistent with the provisions of the Plan and the terms and conditions set forth in the applicable Award Agreement. The Committee shall also have the full power and authority to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions or payment dates), provided, however, that the Committee shall not have the power or authority to make any amendment or modification to any outstanding Option which reduces the Option Price, either by lowering the Option Price or by cancelling the outstanding Option and granting a replacement Option with a lower Option Price. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award. The Participant may elect to pay a portion or all of such withholding taxes by having Shares with a Fair Market Value equal to the statutory minimum withholding liability withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	Limitations.

No Awards may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Options.

Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for federal income tax purposes, as evidenced by the related Award Agreements, and shall be subject to the foregoing and the following terms and conditions as set forth in the applicable Award Agreement:

(a) Option Price. The Option Price shall be determined by the Committee, but in no event shall it be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, as reflected in the Award Agreements, but in no event shall an Option be exercisable prior to the date which is one year following the date of grant of such Option and in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. Except as otherwise provided in an Award Agreement, no Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Option Price and any withholding amount required therefore is received by the Company. Except as otherwise provided in an Award Agreement, payment of the aggregate Option Price may be made (i) in cash, or its equivalent, (ii) by transferring Shares or other equity securities of the Company or its Affiliates having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares or equity securities have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Option Price, (iv) to the extent it does not result in adverse accounting treatment to the Company (as reasonably determined by the Company), by having Shares that would otherwise have been delivered to the Participant upon exercise of an Option withheld by the Company or (v) such other method as approved by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code. No ISO may be granted to any Participant who at the time of such grant is not an employee of the Company or of any of its Subsidiaries. In addition, no ISO may be granted to any Participant who at the time of such grant owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (I) within two years after the date of grant of such ISO or (II) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be non-qualified stock options, unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a non-qualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to non-qualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any Award Agreement a Participant is permitted to pay the Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.	Stock Appreciation Rights.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right, the grant price thereof and the conditions and limitations applicable to the exercise thereof, but in no event shall the grant price of a Stock Appreciation Right be less than 100% of the Fair Market Value of the Shares on the date the Stock Appreciation Right is granted. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time.

(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over (B) the grant price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of the Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate to the extent not inconsistent with Section 162(m) of the Code.

8.	Other Stock-Based Awards.

The Committee, in its sole discretion, may grant Awards of Shares, rights to purchase Shares, Awards of restricted Shares, Awards of phantom stock units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (a) to whom and when Other Stock-Based Awards will be made; (b) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; (c) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (d) all other terms and conditions of such Other Stock-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable) to the extent not inconsistent with Section 162(m) of the Code. Without limiting the generality of the preceding sentence, if any Other Stock-Based Award is subject to Section 409A of the Code, any payment or benefits otherwise due thereunder to any Participant upon the Participant’s termination of employment or consultancy or other service with the Company shall not be made until and unless such termination constitutes a “separation from service,” as such term is defined under Section 409A of the Code, and if at the time of any such separation from service with the Company the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of payments or benefits otherwise payable thereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of any such payments or benefits thereunder (without reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s separation from service with the Company (or the earliest date permitted under Section 409A of the Code).

9.	Adjustments Upon Certain Events.

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee without liability to any person shall make such substitution or adjustment as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards; provided, however, that such substitution or adjustment does not result in taxes, additional interest and/or penalties pursuant to Code Section 409A.

(b) Change in Control. In the event of a Change in Control after the Effective Date, the Committee may, in its sole discretion, provide for the (i) termination of an Award upon the consummation of the Change in Control, but only if such Award has vested and been paid out or the Participant has been permitted to exercise the Option in full for a period of not less than 30 days prior to the Change in Control, (ii) acceleration of all or any portion of an Award, (iii) payment of an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change in Control) in exchange for the cancellation of an Award, which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate Option Price or grant price of such Option or Stock Appreciation Rights, and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

10.	No Right to Employment or Awards.

The granting of an Award under the Plan shall impose no obligation on the Company or any of its Affiliates to continue the employment of a Participant and shall not lessen or affect the Company’s or its Affiliates’ rights to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns.

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards.

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than pursuant to estate planning instruments including wills, a trust for the benefit of a Family Member or by the laws of descent and distribution; provided, however, that no such transfer by any Participant may be made in exchange for consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Awards Subject to the Plan; Plan Subject to Stockholders Agreement.

In the event of a conflict between any term or provision contained in the Plan and a term or provision in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail.

14.	Severability.

If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.	Amendments or Termination.

(a) Amendments or Termination of the Plan. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, without the written consent of a Participant, holder or beneficiary of an Award, would diminish any of the rights of the Participant, holder or beneficiary under any Award theretofore granted or transferred to such Participant, holder or beneficiary under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that no waiver, amendment, alteration, suspension, discontinuation, cancellation or termination shall impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted without the written consent of the affected Participant, holder or beneficiary and; provided further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. If any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Committee reserves the right (but is not obligated) to amend, modify or supplement such Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of Section 409A of the Code.

16.	Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

17.	Effectiveness of the Plan.

The Plan shall be effective as of the Effective Date.

ANNEX B

FOUNDATION COAL HOLDINGS, INC.

2008 ANNUAL INCENTIVE PERFORMANCE PLAN

EFFECTIVE AS OF MARCH 8, 2008

1.	Purpose of the Plan

The purpose of the Foundation Coal Holdings, Inc. 2008 Annual Incentive Performance Plan is to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievements.

2.	Definitions

The following terms, as used herein, shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(b) “Award” means an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Award.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f) “Committee” means a committee of the Board of Directors designated by the Board of Directors or absent such a designation, the Board of Directors.

(g) “Company” means Foundation Coal Holdings, Inc., a Delaware corporation, and its subsidiaries.

(h) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(i) “Effective Date” means the date the Board of Directors adopts the Plan

(j) “Family Member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, a trust in which these persons or the Participant have more than a fifty percent beneficial interest, a foundation in which these persons or the Participant control the management of assets, and any other entity in which these persons or the Participant own more than fifty percent voting interest.

(k) “Participant” means an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(l) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, production or earnings before interest, taxes and depreciation margin; (xv) safety performance; (xvi) common stock price or total stockholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that, to the extent an Award made to any Covered Employee is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(m) “Performance Period” means the Company’s fiscal year.

(n) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(o) “Plan” means this Foundation Coal Holdings, Inc. 2008 Annual Incentive Performance Plan.

3.	Administration

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board of Directors or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility

Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Terms of Awards

Awards granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. The Committee shall specify with respect to a Performance Period the Performance Goals applicable to each Award. Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid. Award levels for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant’s annual base salary. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the Performance Period, but in no event later than March 15th following the end of the Performance Period. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant in an amount that exceeds $10 million.

6.	General Provisions

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Nontransferability. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than pursuant to estate planning instruments including wills, a trust for the benefit of a Family Member or by the laws of descent and distribution; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

(c) No Right To Employment or Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any of its Affiliates to continue the employment of a Participant and shall not lessen or affect the Company’s or its Affiliates’ rights to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a cash payment pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(e) Amendments or Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

(h) Effective Date and Term of Plan. The Plan shall be effective as of the Effective Date.

(i) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

ANNEX C

FOUNDATION COAL HOLDINGS, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The Audit Committee (the “Committee”) shall:

A.	Provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders and the investment community with respect to its oversight of:

(i)	The quality and integrity of the corporation’s financial statements;

(ii)	The corporation’s compliance with legal and regulatory requirements;

(iii)	The independent auditor’s qualifications and independence; and

(iv)	The performance of the corporation’s internal audit function and independent auditors.

B.	Prepare the report that Securities and Exchange Commission (“SEC”) rules require be included in the corporation’s annual proxy statement.

II.	STRUCTURE AND OPERATIONS

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board of Directors. Each of the members of the Committee shall be determined by the Board of Directors to be “independent” under the rules of the NYSE and the Sarbanes-Oxley Act. No member of the Committee may serve on the audit committee of more than three public companies, including the corporation, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and at least one member must be a “financial expert” under the requirements of the Sarbanes-Oxley Act. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the corporation or by a third party.

No member of the Committee shall receive compensation other than (i) director’s fees for service as a director of the corporation, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (ii) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the corporation.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Board of Directors’ Nominating and Corporate Governance Committee and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation, retirement, removal from office or death. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all meetings of the Committee and set the agendas for Committee meetings.

III.	MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with all members of the corporation’s senior management, the director of the internal auditing department and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairman of the Board or any member of the Committee may call meetings of the Committee in each case on at least twenty-four hours’ notice to each Committee member.

All meetings of the Committee may be held by telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings. A majority of the Committee members shall constitute a quorum for the transaction of the Committee’s business. The Committee shall act upon the vote of a majority of its members at a duly called meeting at which a quorum is present. Any action of the Committee may be taken by a written instrument signed by all of the members of the Committee. Meetings of the Committee may be held at such place or places as the Committee shall determine or as may be specified or fixed in the respective notice or waiver of notice for a meeting.

All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, members of management of the corporation, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional or substitute functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain and terminate outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The corporation shall provide for appropriate funding for such counsel or experts retained by the Committee. Each member of the Committee, in the performance of such member’s duties, will be entitled to rely in good faith upon the information, opinions, reports or statements presented to the Committee by any of the corporation’s officers or employees or by any other person as to matters such member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

The Committee shall be given full access to the corporation’s internal audit group or third party performing that service, Board of Directors members, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.

Notwithstanding the foregoing, the Committee is not responsible for certifying the corporation’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the corporation’s financial statements and disclosures rests with management and the independent auditors.

Documents/Reports Review

1. Meet to review and discuss with management and the independent auditors prior to public dissemination the corporation’s annual audited financial statements and quarterly financial statements, including reviewing the corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

2. Review and discuss with management and the independent auditors the corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and should take place in advance of each earnings release or each instance in which the corporation may provide earnings guidance.

3. Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the corporation’s by-laws and the resolutions or other directives of the Board of Directors, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

Independent Auditors

4. Retain and terminate independent auditors and approve all audit engagement fees and the terms and conditions thereof.

5. Inform each registered public accounting firm performing work for the corporation that such firm shall report directly to the Committee.

6. Oversee the work of any registered public accounting firm employed by the corporation, including the resolution of any disagreement between management and the auditor regarding financial accounting and reporting, for the purpose of preparing or issuing an audit report or related work.

7. Pre-approve both audit and permitted non-audit services to be performed by the independent auditors and related fees. The Committee may (i) delegate to one or more of its members the ability to pre-approve such services and fees, provided that any such pre-approval is presented to the full Committee at its next scheduled meeting and/or (ii) pre-approve audit and non-audit services based on policies and procedures adopted by the Committee, provided (a) the policies and procedures are detailed as to the particular service, (b) the Committee is informed of each service on a timely basis, (c) such policies and procedures do not include delegation of the Committee’s responsibilities to management and (d) such policies and procedures are disclosed in the Company’s annual reports.

8. Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a) Obtain and review a report by the corporation’s independent auditor describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-

control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the corporation;

(b) Ensure the rotation of the lead audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself.

(c) Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the corporation in each of the five previous fiscal years of that corporation.

(d) Consider the opinions of management and the corporation’s internal auditors (or other personnel responsible for the internal audit function).

Financial Reporting Process

9. In consultation with the independent auditors, management and the internal auditors, review the integrity of the corporation’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor the following: (i) reports from the independent auditors regarding all critical accounting policies and practices to be used by the corporation; (ii) reports from the independent auditors analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the corporation’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) reports from the independent auditors regarding any other material written communications between the independent auditor and the corporation’s management; (iv) major issues identified by the independent auditors or management regarding accounting principles and financial statement presentations, including any significant changes in the corporation’s selection or application of accounting principles; (v) major issues as to the adequacy of the corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (vi) policies with respect to risk assessment and risk management.

10. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the corporation.

11. Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the corporation.

12. Review and discuss with the independent auditor the responsibilities, budget and staffing of the corporation’s internal audit function.

Legal Compliance / General

13. Review periodically, with the corporation’s counsel, any legal matter that could have a significant impact on the corporation’s financial statements.

14. Discuss with management and the independent auditors the corporation’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

15. Set clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the corporation was employed by the registered public accounting firm and participated in the audit of the corporation within one year of the initiation of the current audit.

16. Establish procedures for: (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

Reports

17. Approve and adopt a Code of Conduct and Business Ethics for all directors, officers and employees of the corporation and monitor developments applicable to such Code to enable the Committee to amend such Code as may be appropriate. No waiver of such Code will be granted except by a vote of the Board or the Audit Committee, which will determine whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the corporation.

18. Prepare all Committee reports required to be included in the corporation’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

19. Report regularly to the full Board of Directors:

(i) any issues that arise with respect to the quality or integrity of the corporation’s financial statements, the corporation’s compliance with legal or regulatory requirements, the performance and independence of the corporation’s independent auditors or the performance of the internal audit function;

(ii) following all meetings of the Committee; and

(iii) such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

20. Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the powers of the Committee and the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

VI.	UNDERSTANDING AS TO THE COMMITTEE’S ROLE

Management of the corporation and its subsidiaries are responsible for the day-to-day operation of their respective businesses. As a result, the corporation’s officers and employees and other persons who may be engaged by the Committee may have more time, knowledge and detailed information about the corporation than do the Committee members. The Committee will review information, opinions, reports or statements presented to the Committee by the corporation’s officers or employees or other persons as to matters the Committee members reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation. While the Committee has the responsibilities and powers set forth in this Charter, each member of the Committee, in the performance of his or her duties, will be entitled to rely in good faith upon reports presented to the Committee by these experts. Accordingly, the Committee’s role does not provide any special assurances with regard to matters that are outside the Committee’s area of expertise or that are the traditional responsibility of management.

DIRECTIONS TO FOUNDATION ANNUAL MEETING

Directions to the Westin Hotel

Westin Baltimore Washington Airport, 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090

443-577-2300

Directions from BWI Airport (approximately 3 miles or a five minute cab ride)

•	Exit South from the airport onto Aviation Boulevard/MD-170.

•	Turn right onto Elm Road.

•	Turn left onto Elkridge Landing Road.

•	Follow Elkridge Landing Road approximately 1.5 miles.

•	Turn left onto Winterson Road.

•	In approximately one half mile, Winterson Road becomes Old Elkridge Landing Road.

Directions from Amtrak (approximately 2.5 miles or a five minute cab ride)

•	Exit South on Amtrak Way toward Aviation Boulevard/MD-170.

•	Turn left onto Aviation Boulevard/MD-170.

•	Turn left onto Elkridge Landing Road.

•	Follow Elkridge Landing Road approximately 1.5 miles.

•	Turn left onto Winterson Road.

•	In approximately one half mile, Winterson Road becomes Old Elkridge Landing Road.

Directions from Washington D.C.

•	Follow I-95 North.

•	Exit onto MD 100 East towards Glen Burnie.

•	Exit onto MD 295 North towards Baltimore.

•	Exit at West Nursery Road, bear right on the exit onto West Nursery Road.

•	Turn slight right onto Winterson Road.

•	In approximately one half mile, Winterson Road becomes Old Elkridge Landing Road.

FOUNDATION COAL HOLDINGS, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FOUNDATION COAL HOLDINGS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of Notice of the Annual Meeting of Stockholders to be held on May 22, 2008 and the Proxy Statement and appoints James F. Roberts, Greg A. Walker, Edythe C. Katz and Sharon J. Fetherhuff, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Foundation Coal Holdings, Inc. (Foundation) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the 2008 Annual Meeting of Stockholders to be held at the Westin Baltimore Washington Airport located at 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ON THE REVERSE SIDE, A VOTE FOR PROPOSALS 1, 2, 3 AND 4, AND A VOTE AGAINST PROPOSAL 5. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSAL 5. IF ANY OTHER MATTER PROPERLY COMES BEFORE THE ANNUAL MEETING, THE PROXY HOLDER WILL VOTE UPON SUCH MATTER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, OR, IN THE ABSENCE OF SUCH A RECOMMENDATION, IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY HOLDER.

Has your address changed?	Do you have any comments?

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V DETACH PROXY CARD HERE V

SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue Ink.

1.	Elect eight directors for a term of one year expiring in 2009.								FOR	AGAINST	ABSTAIN

	For all nominees	☐	Withhold	☐	Exceptions	☐	2.	Ratify Ernst & Young LLP as Foundation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.	☐	☐	☐

							3.	Approve the Amended and Restated 2004 Stock Incentive Plan.	☐	☐	☐

							4.	Approve the 2008 Annual Incentive Performance Plan.	☐	☐	☐

	NOMINEES:		James F. Roberts William J. Crowley, Jr. David I. Foley P. Michael Giftos Alex T. Krueger Joel Richards, III Robert C. Scharp Thomas V. Shockley, III				5.	Stockholder Proposal: Climate Change	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.	Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Exceptions:

SCAN LINE

Please sign exactly as name or names appear hereon, including the title, “Executor,” “Guardian,” etc., if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.
	Date Share Owner sign here	Co-Owner sign here

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